Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

by and among

KEWAUNEE SCIENTIFIC CORPORATION,

NU AIRE, INC.,

SELLERS SET FORTH ON THE SIGNATURE PAGES HERETO,

and the

SELLERS’ REPRESENTATIVE

dated

November 1, 2024

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TABLE OF CONTENTS

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TABLE OF CONTENTS

(continued)

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SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of November 1, 2024 (the “Closing Date”), is entered into by and among Kewaunee Scientific Corporation, a Delaware corporation (“Purchaser”), Nu Aire, Inc., a Minnesota corporation (“Company”), Richard A. Peters, an individual and resident of the State of Florida (“Richard”), William F. Peters, an individual and resident of the State of Minnesota (“William”), Rita Peters Revocable Trust, and any amendments thereto (“Rita Trust”), Richard A. Peters Irrevocable Trust dated May 18, 2020, and any amendments thereto (“R. Peters 2020 Trust”), Richard A. Peters Revocable Trust, and any amendments thereto (“R. Peters 2005 Trust”), Karan A. Peters Revocable Trust, and any amendments thereto (“K. Peters Trust”), William F. Peters 2023 Irrevocable Trust dated December 20, 2023, and any amendments thereto (“W. Peters 2023 Trust”), and William F. Peters Revocable Trust, and any amendments thereto (“W. Peters Trust” and, together with Richard, William, Rita Trust, R. Peters 2020 Trust, R. Peters 2005 Trust, K. Peters Trust, and W. Peters 2023 Trust, “Sellers” and each, a “Seller”), and William F. Peters, as Sellers’ Representative (as defined in Section 8.14).

RECITALS

WHEREAS, Richard and William constitute all of the holders of issued and outstanding shares of voting common stock, $0.10 par value per share, of Company as further detailed in Exhibit A hereto (the “Voting Common Stock”);

WHEREAS, Rita Trust, R. Peters 2020 Trust, R. Peters 2005 Trust, K. Peters Trust, W. Peters 2023 Trust, and W. Peters Trust constitute all of the holders of issued and outstanding shares of non-voting common stock, $0.10 par value per share, of Company as further detailed in Exhibit A hereto (the “Non-Voting Common Stock” and, together with the Voting Common Stock, the “Securities”);

WHEREAS, Sellers collectively own 100% of the issued and outstanding Securities of Company;

WHEREAS, Company is engaged in the manufacturing and selling of equipment for life sciences laboratory and pharmacy environments and activities related thereto (the “Business”);

WHEREAS, Purchaser desires to acquire the Business from Sellers, and Sellers desire to sell the Business to Purchaser; and

WHEREAS, to effect the acquisition and sale of the Business, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all of the Securities, in each case, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below:

“AAA” has the meaning set forth in Section 2.6(b).

“Accounting Firm” has the meaning set forth in Section 2.6(b).

“Accounting Principles” means in accordance with GAAP as in effect at the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by Company in the preparation of the Illustrative Calculation of Adjusted Net Working Capital, provided, that if such accounting principles, practices, procedures, policies and methods and GAAP are inconsistent, the accounting principles, practices, procedures, policies and methods used in the preparation of the Illustrative Calculation of Adjusted Net Working Capital shall control; provided further, that the Accounting Principles (a) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (b) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing Date, and (b) shall follow the defined terms contained in this Agreement.

“Accrued Income Taxes” means an amount equal to the aggregate amount of any unpaid income Taxes (for the avoidance of doubt, including withholding Taxes) of Company for any Pre-Closing Tax Period for which the relevant Tax Return has not yet been filed as of the Closing Date and is first due (taking into account extensions) after the Closing Date; provided that Accrued Income Taxes shall be calculated (i) separately for each applicable Tax, each applicable Taxing Authority, and each applicable Tax period (or portion thereof), (ii) by taking into account any income Tax deductions of Company triggered at the Closing (at a “more likely than not” or higher level of comfort) to the extent that such deductions reduce the amount of out-of-pocket income Taxes that Company would otherwise be required to pay after Closing, (iii) by excluding any deferred Tax Assets and any deferred Tax liabilities, (iv) by taking into account any income Taxes (including withholding Taxes) resulting from any distributions or other repatriation of Cash or other property before the Closing and (v) by taking into account any applicable estimated Tax payments or overpayments made by Company before the Measurement Time to the extent such payments have the effect of reducing the particular Tax liability in respect of which they were made. Accrued Income Taxes shall not be expressed as a negative number in the aggregate or be computed by reference to a negative number in respect of any jurisdiction or Tax Return for any period.

“Action” means any claim, action, suit, complaint, litigation, arbitration, appeal, hearing, proceeding, audit, charge, or investigation by or before any Governmental Authority.

“Adjusted Net Working Capital” means the amount equal to: (a) Current Assets; minus (b) Current Liabilities, calculated in accordance with the Accounting Principles.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power or right to direct or cause the direction of management and policies of a Person through the ownership of voting securities or interests, by contract, or otherwise.

“Affiliate Transactions” has the meaning set forth in Section 4.23(b).

“Agreement” has the meaning set forth in the Preamble.

“Associate” has the meaning as defined in Rule 12b-2 under the Exchange Act.

“Balance Sheet Date” means the date of the Latest Balance Sheet.

“Business” has the meaning set forth in the Recitals.

“Business Contractors” means each independent contractor of Company who is listed on Schedule 4.8(e).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized to be closed in Statesville, North Carolina or Minneapolis, Minnesota.

“Business Employee” means any individual who is set forth on Schedule 4.8(d)(i) and is employed by Company as of the Closing, including any such individual who is on disability leave, authorized leave of absence, workers’ compensation leave, military service, or layoff with recall rights.

“Business Records” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, ledgers, journals, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), Tax Returns and other Tax work papers and files, in each case, limited to stand alone or pro forma Tax Returns and other Tax work papers and files of Company.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as amended, or any similar applicable federal, state, provincial or local Law.

“Cash” means all unrestricted cash, cash equivalents, certificates of deposits, bank deposits and marketable securities (in each case, to the extent convertible to cash within thirty (30) days) held by Company as of the Measurement Time, determined on a consolidated basis in accordance with the Accounting Principles; provided, however, that “Cash” shall: (a) be calculated net of issued but uncleared checks, wire transfers and drafts written or issued by Company at such time, in each case to the extent not included in accounts payable; (b) include all uncleared checks, wire transfers and drafts deposited or pending deposit for the account of Company at such time, in each case to the extent not included in accounts receivable; and (c) shall exclude any restricted cash (including security deposits, cash held in escrow or posted for bonds and cash or cash equivalents not freely usable).

“Chosen Courts” has the meaning set forth in Section 8.5(a).

“Claims” has the meaning set forth in Section 6.4.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in the Preamble.

“Closing Date Indebtedness” means, as of immediately prior to the Closing, the aggregate amount of Indebtedness of Company.

“Closing Payment” means an amount equal to: (a) the Initial Purchase Price, minus (b) the Promissory Notes Amount, minus (c) the Escrow Amount, plus (d) the excess, if any, of Estimated Adjusted Net Working Capital over Target Adjusted Net Working Capital; minus (e) the excess, if any, of Target Adjusted Net Working Capital over Estimated Adjusted Net Working Capital; plus (f) Estimated Cash; minus (g) Estimated Closing Date Indebtedness; and minus (h) Estimated Unpaid Company Transaction Expenses.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other Contract with or legally binding commitment to any labor union, works council, employee association or other labor organization to which Company is a party or by which Company is bound or which relates to any Business Employee.

“Company” has the meaning set forth in the Recitals.

“Company Contracts” has the meaning set forth in Section 4.21(a).

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1(a), Section 4.1(b), Section 4.2(i), Section 4.3, and Section 4.4.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by Company.

“Company Material Adverse Effect” means any event, development, effect or change that has had or would reasonably be expected to have a material adverse effect on (a) the Business, or the condition (financial or otherwise) or results of operations of Company, other than any event, development, effect or change relating to or arising out of: (i) general economic, regulatory or political conditions or conditions in the financial, credit or securities markets (including changes in interest or currency exchange rates); (ii) any acts of God, natural disasters, terrorism, hostilities, sabotage, cyber-attacks, war or any escalation or worsening of acts of terrorism, hostilities or war; (iii) any event, development or change in any of the industries or markets in which Company operates, including cyclical fluctuations and trends; (iv) any enactment of, change in, or change in interpretation of, applicable Law or in GAAP or applicable accounting standards; or (v) COVID-19, any other epidemic or pandemic or any Emergency Measures; but only to the extent any event, development or change does not, individually or in the aggregate, have a materially disproportionate adverse impact on Company relative to other Persons in the industries in which Company operates; or (b) the ability of any party to consummate timely the transactions contemplated hereby, in each case of clauses (a) or (b), regardless of the duration or persistence of such effects or changes, and regardless of whether or not such adverse effect or change can be cured or whether Purchaser has knowledge of such effect or change on the Closing Date.

“Company Proprietary Software” has the meaning set forth in Section 4.14(g).

“Company Real Property” has the meaning set forth in Section 4.12(b).

“Company Real Property Leases” means the real property leases, subleases, licenses and other agreements with respect to the Company Real Property, including all amendments, modifications, supplements, extensions, renewals, guaranties or other agreements with respect thereto.

“Company Transaction Expenses” means the aggregate amount of all fees and expenses (whether or not yet invoiced), incurred by, or on behalf of (or subject to reimbursement by), or to be paid or subject to reimbursement by, Company in connection with the sale process for Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreement contemplated hereby or the performance or consummation of the transactions contemplated hereby, in each case, to the extent unpaid immediately prior to the Closing, including (i) fees and expenses of counsel, advisors, consultants, investment bankers, service providers, accountants and auditors and experts engaged by, or on behalf of, Company in connection with the transactions contemplated by this Agreement; (ii) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses; (iii) fifty percent (50%) of all fees charged by the Escrow Agent; (iv) except for the Retention Agreements, any compensatory payment (including any equity-based or equity-linked, long-term incentive, sale, change in control, bonus, severance, termination or retention payments, obligations or similar amounts) that will or may become payable by Company to any employee or independent contractor related to, in connection with, or as a result of the transactions contemplated by this Agreement (including amounts payable or that may become payable under any employee retention agreements); and (v) the employer portion of any employment or payroll Taxes payable in connection therewith; provided, however, that in no event shall “Company Transaction Expenses” include any fees or expenses incurred and wholly paid, or to be wholly paid, by Sellers (or any respective Affiliates of Sellers other than Company) on behalf of Company (including any such costs incurred at the Closing). For the avoidance of doubt, Company Transaction Expenses shall exclude any amounts taken into account in the calculation of Adjusted Net Working Capital or Indebtedness.

“Competing Activity” has the meaning set forth in Section 6.7(a).

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, Company or Sellers as the owner of the Securities, as the case may be, in the performance of duties for, or on behalf of, Company or that relates to the Business, products, services or research of Company or any of its officers, directors, or employees, including: (a) internal business information of Company (including information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, Company or its customers and their respective confidential information; (c) any confidential or proprietary information of any third party that Company has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of Company, including identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, Company; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; (f) information related to the Company Intellectual Property and updates of any of the foregoing; (g) information obtained in connection with Section 7.5 during the prosecution or defense of any Third Party Claim; provided that “Confidential Information” shall not include any information (i) that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by any Seller or a Person that any Seller has direct control over; (ii) that is or becomes available to any Seller on a non-confidential basis from a source other than Company or its Representatives, provided that such source is not known by such Seller to be bound by any contractual or other obligation of confidentiality to Company or any other Person with respect to any of such information; or (iii) that any Seller can demonstrate is or was independently developed by such Seller or its Affiliates with no reference to or use of information that otherwise constitutes Confidential Information (but, for the avoidance of doubt, the foregoing does not include information that such Seller or its Affiliates had access to or developed prior to the Closing as the owner of, and to the extent relating to, the Business).

“Confidentiality Agreement” means the Amended and Restated Confidentiality Agreement, dated July 19, 2024 between Purchaser and Company (as may be amended or amended and restated, from time to time).

“Consent” means any consent, approval, authorization, waiver, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any Person.

“Continuing Employee” means a Business Employee that is employed by the Company as of the Closing Date.

“Contract” means any agreement, arrangement or contract, in each case whether written or oral.

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease, or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any action or inaction by a Person or a third person in response to, or to comply with, any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with, related to or in response to COVID-19, including the CARES Act and Families First Act or any disaster plan of such Person or any change in applicable Laws related to, in connection with or in response to COVID-19.

“Credit Facility” means that certain $1,000,000 revolving line of credit with Wells Fargo Bank, National Association.

“Current Assets” means the current assets of Company identified on the Illustrative Calculation of Adjusted Net Working Capital as of the Measurement Time, determined in accordance with the Accounting Principles. Current Assets shall not include amounts identified as paid on Schedule 4.27(b).

“Current Liabilities” means the current liabilities of Company identified on the Illustrative Calculation of Adjusted Net Working Capital as of the Measurement Time, determined in accordance with the Accounting Principles.

“Data Privacy Requirements” means (a) all applicable Laws relating to data privacy, information security, breach notification, or the processing or transfer of Personal Information; (b) all Contracts to which the Company is subject that impose obligations on the Company governing the use of Personal Information or data security; and (c) Company’s posted, public-facing policies that govern its use of Personal Information.

“Disclosure Schedule” means the written disclosure schedules delivered by Sellers to Purchaser in connection with the execution and delivery of this Agreement.

“Dispute” has the meaning set forth in Section 2.6(b).

“Emergency Measures” means the impact of any emergency condition, in each case, that presents an immediate and material risk to health and human safety or any action or inaction that the Person taking such action reasonably determines is necessary or prudent for such Person to take in connection with any such emergency condition (including any COVID-19 Measures), including any epidemic, pandemic or other public health emergency, in each case, that presents an immediate and material risk to health and human safety.

“Employee Benefit Plan” means each compensatory arrangement with respect to which Company has or could reasonably be expected to have any liability (including any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not such plans are subject to ERISA), and all stock option, stock purchase, restricted stock, equity-based, bonus, incentive, transaction bonus, deferred compensation, retiree medical or life insurance, welfare benefit, retirement, pension, deferred compensation plan or other material benefit plans, programs or arrangements, and all termination, severance or other contracts or agreements.

“Employment Agreement” has the meaning set forth in Section 2.3(b)(ii) and substantially in the form attached hereto as Exhibit E.

“Environment” means any surface water, groundwater, land surface, subsurface strata, onshore and offshore (including bay) sediment, plant or animal life, natural resources, air (including indoor air and ambient air) and soil.

“Environmental Law” means any Law pertaining to: (a) the protection of the Environment (including air quality, surface water, groundwater, soils, subsurface strata, sediments, drinking water, noise, natural resources and biota) or human health and safety; or (b) the use, registration, management, generation, storage, treatment, recycling, disposal, discharge, transportation, Release, threatened Release, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company.

“Escrow Agreement” means the Escrow Agreement, substantially in the form attached hereto as Exhibit C.

“Escrow Amount” means $1,000,000.

“Estimated Adjusted Net Working Capital” has the meaning set forth in Section 2.5(a).

“Estimated Cash” has the meaning set forth in Section 2.5(a)(i)(A)(2).

“Estimated Closing Date Indebtedness” has the meaning set forth in Section 2.5(a).

“Estimated Purchase Price” means an amount equal to: (a) the Closing Payment, plus (b) the Promissory Notes Amount, plus (c) the Escrow Amount.

“Estimated Unpaid Company Transaction Expenses” has the meaning set forth in Section 2.5(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and its implementing regulations.

“Final Closing Statement” has the meaning set forth in Section 2.6(e).

“Final Purchase Price” has the meaning set forth in Section 2.6(e).

“Financial Statements” has the meaning set forth in Section 4.9.

“Foreign Qualification” has the meaning set forth in Section 4.1(c).

“Fraud” means, actual, knowing and intentional fraud (and not constructive fraud, statutory fraud, equitable fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence) committed by a Person in the making of the representations and warranties in this Agreement (as modified by the Disclosure Schedule), with the intent of deceiving the other Person to enter into this Agreement, and on which the other Person reasonably relies. For the avoidance of doubt, giving of a representation or warranty without scienter will not constitute Fraud.

“Fundamental Representations” means the Company Fundamental Representations, the Purchaser Fundamental Representations and the Seller Fundamental Representations.

“GAAP” means generally accepted accounting principles in effect in the United States as of (a) the Closing Date for purposes of the Pre-Closing Statement and the Post-Closing Statement and (b) as of the applicable time of measurement for all other purposes under this Agreement.

“General Enforceability Exceptions” means, collectively: (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect; and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Government Contracts” means (a) all Contracts of Company with any Governmental Authority, including prime contracts, grants, cooperative agreements, cooperative research and development agreements, and “Other Transactions,” (b) all subcontracts entered into by Company at any tier under any Governmental Authority’s prime contracts with other Persons, (c) all Contracts that authorize Company to serve as a distributor, reseller or agent under Government Contracts held by other Persons, and (d) all basic ordering agreements, letter Contracts, purchase orders and delivery orders of Company with Governmental Authorities, including, as to all of the foregoing, all amendments, modifications and options thereunder or relating thereto. For purposes of clarity, Government Contracts do not include Permits.

“Governmental Authority” means any federal, state, local or foreign government or any organization created under an international convention or multilateral treaty (including any political or other subdivision or judicial, legislative, executive or administrative branch, agency, commission, authority or other body of any of the foregoing or arbitrator).

“Hazardous Materials” means any chemical, material, waste or substance that is defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials” or “petroleum” under any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.).

“Illustrative Calculation of Adjusted Net Working Capital” means the illustrative calculation of Adjusted Net Working Capital attached hereto as Exhibit B.

“Incidental License” means any (i) permitted use right to confidential information in a non-disclosure agreement; (ii) non-negotiated license to use commercially-available software; and (iii) any non-exclusive license that is not material to the Business and merely incidental to the transaction contemplated in the Contract, the commercial purpose of which is primarily for something other than such license, such as any: (A) Contract for the sale of advertising; (B) sales or marketing or similar Contract that includes a license to use the trademarks and copyrights of the Company for the purposes of promoting Company products or services; (C) vendor Contract that includes permission for the vendor to identify the Company as a customer of the vendor; (D) Contract with employees or contractors that grants such individuals access to Company Intellectual Property for the purpose of providing services to or for Company; (E) non-exclusive licenses granted to customers in the ordinary course of business.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person for borrowed money (including all principal, interest, premiums, penalties, and breakage fees), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or pursuant to any guaranty with respect thereto, (c) all indebtedness of such Person created or arising under any conditional sale, title retention or similar agreement or creating an obligation of such Person with respect to the deferred purchase price of property or services (but excluding trade accounts payable in the ordinary course of business), including all obligations of such Person resulting from any earn-out (including those related to or arising out of any prior acquisition, business combination or similar transaction), (d) obligations under derivative financial instruments, including interest rate swaps, (e) any Accrued Income Taxes, (f) any unfunded, vested liabilities of Company under deferred compensation plans and agreements that are subject to Section 409A of the Code and corresponding employer payroll taxes resulting from such payments, (g) all obligations of such Persons under leases required to be capitalized as a finance lease in accordance with GAAP, (h) any payroll, social security or similar Taxes deferred pursuant to the CARES Act, (i) all obligations of such Person for the reimbursement of any obligor on any letter of credit, surety bond, banker’s acceptance or similar credit transaction, (j) all accrued but unpaid dividends, (k) all accrued commissions for which commissionable cash has been received, (l) all unearned revenue (for which cash has been received) and customer deposits, (m) all accrued bonuses to the extent not processed through payroll, (n) all obligations of the type referred to in clauses (a)-(m) above of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, (o) all obligations of the type referred to in clauses (a)-(m) above of other Persons secured by any Lien on any asset, property or right of the Person with respect to which the Indebtedness is being determined (whether or not such obligation is assumed by the Person with respect to which the Indebtedness is being determined), but excluding any such Lien that will be released in accordance with the terms of the instruments governing such Liens upon the Closing, and (p) all accrued and unpaid interest, premiums, penalties, fees, expenses and other obligations relating to the foregoing in clauses (a)-(g) above. For the avoidance of doubt, Indebtedness shall exclude any amounts taken into account in the calculation of Adjusted Net Working Capital or Company Transaction Expenses.

“Indemnitee” has the meaning set forth in Section 7.5(a).

“Indemnitor” has the meaning set forth in Section 7.5(a).

“Initial Purchase Price” means $55,000,000.

“Insurance Policies” means, collectively, all of the insurance policies maintained by Company, or by any Seller or its Affiliates on behalf of Company or the Business.

“Intellectual Property” means all intellectual property and related proprietary rights, including all U.S. and non-U.S. (a) patents, patent applications of any kind, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, renewals, restorations, and extensions thereof, (b) trademarks, service marks, certification marks, domain names, logos, slogans, trade dress, trade names, brand names, design rights, social media accounts and other similar designations of source or origin, together with all associated goodwill, whether registered or unregistered, (c) copyrights and works of authorship, whether or not copyrightable, moral rights, (d) trade secrets and other proprietary and confidential information, ideas, know-how, inventions, proprietary processes, formulae, models and methodologies, research and development data, inventions, (e) rights in software, including all source code, object code, scripts, firmware, assemblers, applets, compilers, development and design tools, user interfaces and data files and documentation, in any format, however fixed, and all media on which the foregoing is recorded, and (f) all applications and registrations for any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“K. Peters Trust” has the meaning set forth in the Preamble.

“Knowledge of Company” (or any formulation herein expressly referencing “knowledge” of Company) means and shall be limited to, as of the Closing Date, the actual knowledge (and shall in no event encompass constructively imputed or similar concepts of knowledge), of Richard and William after reasonable inquiry of their direct reports.

“Latest Balance Sheet” means the unaudited consolidated balance sheet of the Business as of June 30, 2024.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code or other requirement of a Governmental Authority or any Order.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, hypothecation, claim, encroachment, easement, real property title defect, restriction, adverse claim, option, security interest, exclusive license or similar encumbrance of any kind with respect to such asset, including any contingent sale, title retention agreement or lease in the nature thereof. For the avoidance of doubt, the non-exclusive license or other grant of rights with respect to Intellectual Property entered into in the ordinary course of business, in and of itself, shall not be deemed to be a Lien.

“Loss” or “Losses” means any and all demands, claims, liabilities, losses, damages, obligations, causes of action, fines, Taxes, penalties, costs, and expenses, including reasonable attorneys’ fees, costs and expenses, court costs, and other costs of suit.

“Manufacturer” or “Manufacturers” has the meaning set forth in Section 4.22.

“Material Customers” has the meaning set forth in Section 4.22.

“Measurement Time” means 11:59 p.m., Central time, on the date prior to the Closing Date.

“Misdirected Disbursement” has the meaning set forth in Section 6.8.

“Misdirected Payment” has the meaning set forth in Section 6.8.

“Non-Voting Common Stock” has the meaning set forth in the Recitals.

“Notice of Claim” has the meaning set forth in Section 7.5(a).

“Order” means any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.

“ordinary course of business” means, with respect to any Person, in the ordinary course of business of such Person, consistent with past practice.

“Organizational Documents” means the articles of incorporation, articles of association, certificate of incorporation, certificate of registration, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, memorandum of association, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Pay-Off Letters” shall mean customary pay-off letters or release letters with respect to the Estimated Closing Date Indebtedness, each in form and substance reasonably satisfactory to Purchaser pursuant to which the creditors party thereto agree that either (a) upon payment of the amount of the Indebtedness described therein, all obligations with respect to such Indebtedness will be indefeasibly paid in full and all Liens and credit support related thereto will be discharged and automatically released or (b) Company and all of its assets and Securities will be automatically released from any guarantee, lien or other obligation with respect thereto.

“Permits” has the meaning set forth in Section 4.17.

“Permitted Lien” means: (a) Liens for current Taxes or other governmental charges not yet due or payable or that are being contested in good faith and for which adequate reserves have been established by Company to the extent required under GAAP to the extent that such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation; (b) mechanics’, carriers’, workers’, repairers’, landlords’ and similar inchoate statutory Liens incurred in the ordinary course of business but that have not been perfected relating to obligations as to which there is no default on the part of Company, or that are being contested in good faith and for which a statutory bond or adequate and segregated reserves have been established by Company; (c) easements, rights of way, zoning ordinances, encroachments, matters of record, matters that would be disclosed by an accurate survey or inspection, or other title defects, in each case that do not, individually or in the aggregate, impair the marketability of title of Company Real Property, materially impair the use and operations of the Company Real Property for the Business as presently conducted or materially impair the value of the parcel of Company Real Property to which they relate; (d) Liens with respect to any obligations as lessee under capitalized leases; (e) rights, interests, Liens of, or through, a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under the Company Real Property Leases; and (f) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

“Person” means any individual, corporation, partnership, limited liability company, unlimited liability company, limited liability partnership, joint venture, person, trust, association, organization or any other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Information” means data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to Company, is reasonably capable of identifying an individual), protected health information as defined under 45 C.F.R. § 160.103, or that is considered personal data regulated under Data Privacy Requirements, including HIPAA or Part 2 Regulations.

“Post-Closing Covenants” has the meaning set forth in Section 7.1.

“Post-Closing Statement” has the meaning set forth in Section 2.6(a).

“Pre-Closing Statement” has the meaning set forth in Section 2.5(a).

“Pre-Closing Tax Period” means (i) any taxable period beginning on or before the Closing Date and (ii) the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means all (i) Taxes imposed on or with respect to Company for any Pre-Closing Tax Period, (ii) all Taxes of any other Person imposed on Company as a transferee or successor, by Contract, or by operation of Law, in each case which relate to an event or transaction arising before the Closing, and (iii) any withholding Tax imposed or otherwise due with respect to any payment under this Agreement.

“Privileged Communications” has the meaning set forth in Section 8.15(b).

“Promissory Notes Amount” means, in the aggregate, $23,000,000.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Disbursement Schedule” has the meaning set forth in Section 2.5(b).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Adjustment Amount” has the meaning set forth in Section 2.6(f).

“Purchaser Assignee” has the meaning set forth in Section 8.3.

“Purchaser Benefit Plans” has the meaning set forth in Section 6.11(b).

“Purchaser Claims” has the meaning set forth in Section 7.2.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 5.1, Section 5.2 and Section 5.5.

“Purchaser Indemnified Group” has the meaning set forth in Section 7.2.

“Purchaser Material Adverse Effect” means any event, development or change that would have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement, or that would prevent or materially impede or delay the consummation by Purchaser of the transactions contemplated hereby.

“R. Peters 2005 Trust” has the meaning set forth in the Preamble.

“R. Peters 2020 Trust” has the meaning set forth in the Preamble.

“R&W Insurance Policy” means the representation and warranty insurance policy issued by the R&W Insurer to Purchaser with respect to this Agreement in the form delivered to Sellers prior to the Closing.

“R&W Insurer” means Euclid Transactional, LLC.

“Registered Intellectual Property” has the meaning set forth in Section 4.14(a).

“Reimbursing Party” has the meaning set forth in Section 6.8.

“Release” means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the outdoor environment.

“Released Parties” has the meaning set forth in Section 6.4.

“Releasing Parties” has the meaning set forth in Section 6.4.

“Representative” means a Person’s officers, directors, Affiliates, Associates, employees, agents, and advisors (including attorneys, accountants, consultants, underwriters and financial advisors).

“Retention Agreement” has the meaning set forth in Section 2.3(b)(iii) and substantially in the form attached hereto as Exhibit F.

“Review Period” has the meaning set forth in Section 2.6(b).

“Richard” has the meaning set forth in the Preamble.

“Rita Trust” has the meaning set forth in the Preamble.

“Sanctioned Country” means a country that is the target of comprehensive or significant Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Russia, Syria, Venezuela, and the Donetsk, Luhansk, and Crimea regions of Ukraine).

“Sanctions” means applicable economic or financial sanctions or trade embargoes, including those imposed, administered or enforced from time to time by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Securities” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means (a) any unauthorized access to or acquisition, of Personal Information in Company’s possession or control, or (b) any breach of the security of or other unauthorized access to or use of Company’s Systems.

“Seller” or “Sellers” has the meaning set forth in the Preamble.

“Seller Claims” has the meaning set forth in Section 7.3.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.4 and Section 3.5.

“Seller Group” has the meaning set forth in Section 8.15(a)(i).

“Seller Group Law Firm” has the meaning set forth in Section 8.15(a)(i).

“Seller Indemnified Group” has the meaning set forth in Section 7.3.

“Sellers Adjustment Amount” has the meaning set forth in Section 2.6(f).

“Sellers’ Account” has the meaning set forth in Section 2.3.

“Sellers’ Representative” has the meaning set forth in Section 8.14.

“Setoff Right” has the meaning set forth in Section 8.11.

“Statement of Objections” has the meaning set forth in Section 2.6(b).

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subordinated Promissory Note” or “Subordinated Promissory Notes” has the meaning set forth in Section 2.3 and substantially in the form attached hereto as Exhibit D-1.

“Subsidiary” means, with respect to any specified Person, any: (a) corporation, more than 50% of the outstanding voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person; and (b) partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns more than 50% of the outstanding equity interests thereof or has the power to elect or direct the election of more than 50% of the members of the governing body of such partnership, joint venture, association or other entity.

“Systems” means those information technology assets, computer systems, devices, mobile devices, equipment, hardware, servers, networks, telecommunications systems and related infrastructure and facilities owned by Company.

“Target Adjusted Net Working Capital” means $19,800,000.

“Tax Asset” has the meaning set forth in Section 6.3(i).

“Tax Claim” has the meaning set forth in Section 6.3(h).

“Tax Return” means any return, declaration, report, claim for refund or information return, certificate, bill, statement or other written information filed or required to be filed with any Taxing Authority relating to Taxes, including any supplement, schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, provincial, local or non-U.S. taxes, fees, assessments, and other governmental charges of a similar nature (whether imposed directly or through withholding), including all income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, capital, franchise, profits, withholding, social security (or similar, including governmental pension plan contributions and employment and unemployment insurance premiums), unemployment, disability, net worth, real property, personal property, unclaimed property, sales, use, goods and services, harmonized sales, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any obligations to repay any Taxes or Tax credits, governmental grants, subsidies or similar amounts, and including any interest, additions to tax, or penalties applicable thereto, as well as any liability for the foregoing pursuant to Law, Contract or otherwise.

“Taxing Authority” means the IRS and any other U.S. or non-U.S. Governmental Authority responsible for the assessment, imposition, auditing or collection of any Taxes or collection or review of any Tax Returns.

“Third Party Claim” means any Action, in each case with respect to a Loss or potential Loss, made or brought by any Person other than Purchaser, any Seller or their respective Affiliates.

“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. §1778), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at Title 19 of the C.F.R., and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Transaction Documents” means this Agreement (including the Disclosure Schedule and the Exhibits, schedules, and annexes hereto and thereto), the Escrow Agreement, the Subordinated Promissory Notes, the Employment Agreement, the Retention Agreements, the Estoppel Certificates, the Confidentiality Agreement, and any other agreements, certificates and instruments to be executed or delivered in connection herewith or therewith or pursuant hereto or thereto.

“Treasury Regulations” means the regulations promulgated under the Code.

“VDR” means the virtual data room entitled “NuAire” maintained by Firmex Inc.

“Voting Common Stock” has the meaning set forth in the Recitals.

“W. Peters 2023 Trust” has the meaning set forth in the Preamble.

“W. Peters Trust” has the meaning set forth in the Preamble.

“WARN Act” has the meaning set forth in Section 4.8(b).

“William” has the meaning set forth in the Preamble.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale.

(a) Sellers and Purchaser hereby agree that, upon the terms set forth in this Agreement, at the Closing, Sellers shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Sellers, all of Sellers’ right and title to, and interest in, the Securities, free and clear of all Liens, except for any restriction on transfer of securities pursuant to applicable securities Laws.

(b) In consideration for the sale, conveyance, assignment, transfer and delivery of the Securities by Sellers to Purchaser, upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall pay an aggregate amount equal to the Purchase Price as further detailed in Section 2.2.

Section 2.2 Purchase Price.

(a) The aggregate purchase price for the Securities (the “Purchase Price”) shall be:

(i) Fifty-Five Million Dollars ($55,000,000) (the “Initial Purchase Price”); plus

(ii) the excess, if any, of Adjusted Net Working Capital over Target Adjusted Net Working Capital; minus

(iii) the excess, if any, of Target Adjusted Net Working Capital over Adjusted Net Working Capital; plus

(iv) Cash; minus

(v) Closing Date Indebtedness; minus

(vi) Unpaid Company Transaction Expenses.

Section 2.3 Transactions to be Effected at the Closing.

(a) Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall:

(i) pay and deliver the Closing Payment to Sellers by means of a wire transfer of immediately available cash funds to an account as directed by Sellers’ Representative in writing prior to the Closing (the “Sellers’ Account”);

(ii) deliver subordinated promissory notes in the aggregate amount of $23,000,000 (the “Promissory Notes Amount”) in the form set forth on Exhibit D-1 hereto (each a “Subordinated Promissory Note” and, collectively, the “Subordinated Promissory Notes”) to Sellers in the amounts set forth on Exhibit D-2 set forth across from each Seller, in each case, duly executed by Purchaser;

(iii) pay, or cause to be paid, the Escrow Amount to the Escrow Agent, to be held pursuant to and in accordance with the Escrow Agreement;

(iv) on behalf of Company, cause the Estimated Closing Date Indebtedness to be repaid in full to the Person or Persons entitled thereto pursuant to the Pay-Off Letters; and

(v) on behalf of Company, pay the Estimated Unpaid Company Transaction Expenses to the Person or Persons entitled thereto pursuant to the instructions delivered by Sellers’ Representative in writing at least three (3) Business Days prior to the Closing Date (which instructions shall include final invoices as contemplated by Section 2.5(a)(ii)), in each case, as further specified in Section 2.6.

(vi) deliver to Sellers’ Representative, the Employment Agreement, duly executed by Company (as a subsidiary of Purchaser as of the Closing);

(vii) deliver to Sellers’ Representative, the Retention Agreements, in each case, duly executed by Company (as a subsidiary of Purchaser as of the Closing); and

(viii) deliver to Sellers’ Representative a counterpart signature page to the Escrow Agreement, duly executed by Purchaser.

(b) Subject to the terms and conditions of this Agreement, at the Closing, Sellers’ Representative shall deliver to Purchaser:

(i) Subordinated Promissory Notes, duly executed by each of the applicable Sellers;

(ii) the employment agreement, substantially in the form attached hereto as Exhibit E (the “Employment Agreement”), duly executed by William; and

(iii) the retention agreements, substantially in the form attached hereto as Exhibit F (each a “Retention Agreement” and, collectively, the “Retention Agreements”), duly executed by each of, as applicable, John Peters, James Sande, Jake Pehl, Kevin O’Neill, Drew Pippin, Connie Kumal, Charlie Christianson, and Matt Squire.

(iv) a counterpart signature page to the Escrow Agreement, duly executed by Sellers’ Representative.

(c) The payment by Purchaser of the cash portions of the Purchase Price to the Sellers’ Account for distribution to Sellers shall constitute payment by Purchaser to each Seller and satisfaction of Purchaser’s obligation to pay such amount hereunder, and Purchaser shall thereafter have no liability or responsibility to any Person with respect to: (i) the allocation, determination, distribution or delivery of such cash portion of the Purchase Price among Sellers, including as may be required under any agreement among Sellers or under any Organizational Document or securities of Company; and (ii) any act or omission by Sellers’ Representative in the performance of its obligations under this Agreement. After such payment by Purchaser, Sellers’ Representative shall be solely responsible for allocating and distributing to each Seller, such Seller’s respective share of cash portion of the Purchase Price from the Sellers’ Account. The Closing Payment, including any adjustment thereto, also shall be allocated to Sellers in accordance with the Purchase Price Disbursement Schedule. The portion of the cash portion of the Purchase Price allocated to each Seller (net of obligations and any escrow for indemnification obligations established pursuant to this Agreement or by Sellers’ Representative in its sole discretion) shall be paid and distributed to such Seller by means of a wire transfer of immediately available funds to an account designated by such Seller to Sellers’ Representative prior to, on, or after the Closing. Each Seller agrees that Sellers’ Representative may withhold from the proceeds otherwise distributable to each Seller hereunder, and pay, such Seller’s pro rata portion of any fees or expenses incurred, or estimated to be incurred, by or on behalf of Sellers in connection with the transactions contemplated hereby. Nothing in this Section 2.3(c) is intended or shall be construed to confer on any Seller, rights against Purchaser relating to the portion of the Purchase Price allocated to such Seller or the net proceeds received after delivery of same in the Sellers’ Account.

Section 2.4 Closing. The closing of the purchase and sale of the Securities (the “Closing”) shall take place remotely via the exchange of documents and signatures on the Closing Date. The Closing shall be effective as of 12:01 a.m. Central time on the Closing Date other than for Tax purposes.

Section 2.5 Deliveries by Sellers Prior to the Closing Date. Prior to the Closing Date, Sellers shall have caused Company to prepare and deliver to Purchaser:

(a) (i) a statement (the “Pre-Closing Statement”) that sets forth: (A) Sellers’ good faith estimate of the amount of each of: (1) Adjusted Net Working Capital (the “Estimated Adjusted Net Working Capital”); (2) Cash (the “Estimated Cash”); (3) Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”); and (4) Company Transaction Expenses (the “Estimated Unpaid Company Transaction Expenses”), and Purchaser shall have the right to review and comment on the foregoing estimates, which Sellers shall consider in good faith and subsequently make any agreed-upon changes to the foregoing estimates; and (B) the resulting calculation of the Estimated Purchase Price, in each case prepared in good faith in accordance with the Accounting Principles (and the applicable definitions contained therein); and (ii) invoices or similar supporting documentation with respect to the Estimated Unpaid Company Transaction Expenses set forth in the Pre-Closing Statement;

(b) a schedule (the “Purchase Price Disbursement Schedule”) that sets forth: (i) the amount to be paid to each Seller pursuant to Section 2.3(c); (i) the Person(s) to which the Estimated Closing Date Indebtedness is required to be paid, the applicable amounts required to be paid to such Person(s) and the applicable accounts to which the funds should be wired on the Closing Date; and (ii) the Person(s) to which the Estimated Unpaid Company Transaction Expenses are due, the applicable amounts due to such Person(s) and the applicable accounts to which the funds should be wired on the Closing Date; and

(d) Sellers shall, and shall cause Company to, instruct employees, counsel, accountants, financial advisors and other representatives to cooperate in good faith with Purchaser in connection with Purchaser’s review of the Pre-Closing Statement and the Purchase Price Disbursement Schedule, and the resolution of any disputes with respect thereto.

Section 2.6 Post-Closing Adjustment. The Estimated Purchase Price shall be adjusted following the Closing as provided in this Section 2.6:

(a) As promptly as practicable, but in any event within ninety (90) calendar days after the Closing Date, Purchaser shall prepare in good faith and deliver to Sellers’ Representative a statement that sets forth: (i) Purchaser’s good faith calculation of the amount of each of: (1) Adjusted Net Working Capital; (2) Cash; (3) Closing Date Indebtedness; and (4) Company Transaction Expenses; and (ii) the resulting calculation of the Purchase Price (collectively, the “Post-Closing Statement”), in each case in accordance with the Accounting Principles (and the applicable definitions contained therein) and including reasonable supporting documentation used by Purchaser in the preparation of the Post-Closing Statement and each component of the Purchase Price.

(b) Following receipt of the Post-Closing Statement, Sellers’ Representative shall have thirty (30) calendar days (the “Review Period”) to review such Post-Closing Statement (including the determination of the Purchase Price). If Sellers’ Representative has accepted such Post-Closing Statement in writing or has not given written notice to Purchaser setting forth any objection to such Post-Closing Statement (a “Statement of Objections”) prior to the expiration of the Review Period, then the Post-Closing Statement (including the determination of the Purchase Price) shall be final and binding upon the parties. In the event that Sellers’ Representative delivers a Statement of Objections during the Review Period, each of Purchaser and Sellers’ Representative shall use its reasonable efforts to resolve such objections within thirty (30) calendar days following the receipt by Purchaser of such Statement of Objections (any unresolved objection following such 30-calendar day period, a “Dispute”). After such 30-calendar day period, any item or matter that is not a Dispute shall become final and binding. If Purchaser and Sellers’ Representative are unable to resolve all objections during such 30-calendar day period, then any remaining Disputes, and only such remaining Disputes, shall be resolved by an accounting firm mutually agreed to by Purchaser and Sellers’ Representative (the “Accounting Firm”). If Purchaser and Sellers’ Representative cannot agree on an accounting firm within forty (40) calendar days of determining that an accounting firm must be appointed as contemplated by the preceding sentence, then Sellers’ Representative or Purchaser may submit a request to the American Arbitration Association (“AAA”) requesting appointment of a nationally recognized independent certified public accounting firm to serve as the Accounting Firm, and Purchaser and Sellers’ Representative shall cooperate to promptly engage the Accounting Firm appointed by AAA on the terms contemplated by this Section 2.6(b). The Accounting Firm shall act as an expert, and not an arbitrator, and be instructed to resolve any such remaining Disputes in accordance with the Accounting Principles (and the applicable definitions contained therein) and the Illustrative Calculation of Adjusted Net Working Capital, within sixty (60) calendar days after its appointment. The resolution of such Disputes by the Accounting Firm shall: (i) be set forth in a reasoned written decision; (ii) be within the range of values established for such amount as determined by reference to the value assigned to such amount by Sellers’ Representative in the Statement of Objections and by Purchaser in the Post-Closing Statement; (iii) constitute an enforceable award; (iv) be conclusive and binding upon all of the parties upon which a judgment may be rendered by a court of competent jurisdiction; and (v) except in the case of a manifest calculation error, be limited to a determination as to whether such Dispute is calculated in accordance with the Accounting Principles (and the applicable definitions contained therein) and the Illustrative Calculation of Adjusted Net Working Capital. During the review by the Accounting Firm, Purchaser and Sellers’ Representative and their respective accountants shall each be entitled to make simultaneous initial written submissions and simultaneous reply written submissions to the Accounting Firm, and shall make available to the Accounting Firm all information, books, records and work papers, as may be reasonably required by the Accounting Firm to fulfill their obligations pursuant to this Section 2.6(b); provided, however, that the accountants of each of Purchaser, Sellers’ Representative and Company shall not be obligated to make any work papers available to the Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after the Accounting Firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. Purchaser, on the one hand, and Sellers’ Representative, on the other hand, shall not engage in ex parte communications with the Accounting Firm without the prior written consent of the other party or without the other party having the opportunity to participate in (and, to the extent of any written communications, being concurrently provided with a copy of any such communication). Each of Purchaser and Sellers’ Representative agrees that it shall not have any right to, and shall not, institute any Action of any kind challenging such determination by the Accounting Firm, except that the foregoing shall not preclude an Action to enforce such determination.

(c) For the purpose of complying with the terms set forth in Section 2.6(b), during the Review Period and until each Dispute (if any) has been resolved under Section 2.6(b), Purchaser, on the one hand, and Sellers’ Representative, on the other hand, shall, and shall cause their respective Representatives to, and Sellers’ Representative shall cause Company and its Representatives to, cooperate with and promptly make available to each other and their respective Representatives all information, records, data and working papers, including historical financial information relating to Company, and shall permit reasonable access (during normal business hours and without undue interruption to its business) to its facilities and personnel, as may be reasonably requested in connection with the preparation and review of the Post-Closing Statement and the resolution of any disputes with respect thereto.

(d) All fees, costs and expenses of AAA and the Accounting Firm incurred pursuant to this Section 2.6 shall be allocated between Purchaser and Sellers by the Accounting Firm based on the inverse proportion of each party’s success in the Dispute. By way of example, if Sellers dispute a total of $100 and the Accounting Firm awards $60 in favor of Sellers, Purchaser shall pay 60% (and Sellers shall pay 40%) of all fees, costs and expenses of AAA and the Accounting Firm.

(e) The Post-Closing Statement, as prepared and determined pursuant to Section 2.6(a) and Section 2.6(b), shall be deemed final and binding for all purposes upon the earliest of: (i) the failure of Sellers’ Representative to deliver a Statement of Objections to Purchaser prior to the expiration of the Review Period; (ii) the resolution of all Disputes pursuant to Section 2.6(b) by Sellers’ Representative and Purchaser; and (iii) the resolution of all Disputes pursuant to Section 2.6(b) by the Accounting Firm. For the purposes of this Agreement, the “Final Closing Statement” means the Post-Closing Statement, as finally determined (including by modification or adjustment) pursuant to the terms and conditions of this Section 2.6, the “Final Purchase Price” means the Purchase Price as calculated based on the Adjusted Net Working Capital, Cash, Closing Date Indebtedness, and Company Transaction Expenses set forth in the Final Closing Statement.

(f) If the Estimated Purchase Price exceeds the Final Purchase Price (such excess amount, the “Sellers Adjustment Amount”), then Purchaser and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent, directing the Escrow Agent to deliver from the Escrow Amount to Purchaser the Sellers Adjustment Amount and, in the event that the Escrow Amount is insufficient to satisfy the Sellers Adjustment Amount, then (i) Sellers’ Representative shall pay, or cause to be paid, the Sellers Adjustment Amount in excess of the Escrow Amount by wire transfer of immediately available funds to Purchaser in accordance with the written instructions provided by Purchaser or (ii) if Sellers’ Representative does not pay the Sellers Adjustment Amount in excess of the Escrow Amount within five (5) Business Days, then Purchaser may exercise its Setoff Right for the Sellers Adjustment Amount in excess of the Escrow Amount. If the Final Purchase Price exceeds the Estimated Purchase Price (such excess amount, the “Purchaser Adjustment Amount”), then Purchaser and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent, directing the Escrow Agent to deliver the Escrow Amount to Sellers’ Representative and Purchaser shall pay, or cause to be paid, the Purchaser Adjustment Amount to Sellers’ Representative by wire transfer of immediately available funds to Sellers’ Representative in accordance with the written instructions provided by Sellers’ Representative. If, following delivery of the Sellers Adjustment Amount, any balance of the Escrow Amount remains, Purchaser and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent, directing the Escrow Agent to deliver from the Escrow Amount to Sellers’ Representative (or its designee) the remaining balance of the Escrow Amount. Any Escrow Amount paid to any party pursuant to this Section 2.6 shall be paid in accordance with the instructions and timing as set forth in the Escrow Agreement. In the event that the Escrow Amount is insufficient to pay the Sellers Adjustment Amount or the Purchaser Adjustment Amount, as applicable, any supplemental wire transfer by the applicable party pursuant to this Section 2.6 shall be made within two (2) Business Days after the Final Closing Statement and the Final Purchase Price have each been determined pursuant to Section 2.6(e). The parties shall treat all payments made pursuant to this Section 2.6(f) as adjustments to the Purchase Price with respect to the applicable Securities for Tax purposes to the maximum extent permitted by applicable Law.

Section 2.7 Withholding. Notwithstanding anything to the contrary in this Agreement, Purchaser (and its Affiliates) and any applicable payor shall be entitled to deduct and withhold from any payments otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, however, that unless such deduction or withholding results from the failure of Sellers to comply with Section 6.3(d) (“FIRPTA”) or from the making of a compensatory payment, Purchaser shall use commercially reasonable efforts to provide at least three (3) calendar days’ notice of any such intention to deduct or withhold and shall reasonably cooperate with Sellers’ Representative to mitigate the imposition of any such deduction or withholding. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedule, each Seller, jointly and severally, represents and warrants to Purchaser as follows:

Section 3.1 Authority; Enforceability. Each Seller has the necessary or requisite power, authority and legal capacity to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by such Seller, and to perform and consummate the transactions contemplated hereby and thereby. This Agreement has been, and all agreements and documents contemplated hereby to be executed and delivered by such Seller shall be, duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, shall, upon such execution and delivery hereof and thereof, be the legal, valid and binding obligations of such Seller hereunder and thereunder, as applicable, enforceable against such Seller in accordance with their terms.

Section 3.2 No Conflicts; Consents and Approvals.

(a) Neither the execution, delivery, or performance of this Agreement by each Seller, or the other agreements and documents contemplated hereby to be executed and delivered by such Seller, nor the consummation by such Seller of the transactions contemplated hereby or thereby, shall: (i) conflict with or result in a breach of any provisions of its Organizational Documents, as applicable; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of such Seller pursuant to, any Contract to which such Seller is a party; or (iii) subject to receipt by such Seller of any requisite approvals referred to in Schedule 4.2, violate any Law or Order applicable to such Seller or its properties or assets.

(b) Assuming the truth and accuracy of the representations and warranties of Purchaser set forth in Section 5.3(b), and except for the actions or non-actions, waivers, consents, approvals, authorizations, registrations and filings listed on Schedule 3.2(b), the execution, delivery and performance by each Seller of this Agreement, and the execution, delivery and performance by such Seller of the other agreements contemplated hereby to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby does not and shall not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person.

Section 3.3 Litigation.

(a) There is no Action against any Seller or any of its Affiliates pending by or before any Governmental Authority.

(b) There is no Order binding on any Seller or any of its Affiliates.

Section 3.4 Securities. Each Seller is the sole record and beneficial owner of, and has good and valid title to, its applicable Securities as further detailed in Exhibit A hereto, free and clear of all Liens (other than transfer restrictions under federal or state securities Laws). Upon delivery of the Securities to Purchaser at the Closing, Purchaser shall acquire all of the Securities free and clear of any Liens (other than transfer restrictions under applicable federal or state securities Laws).

Section 3.5 Brokers. No Seller nor Company has incurred any obligation or liability, contingent or otherwise, in connection with this Agreement that would result in the obligation of Company or Purchaser to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE BUSINESS

Except as set forth in the correspondingly numbered Disclosure Schedule, Company represents and warrants to Purchaser as follows:

Section 4.1 Organization and Good Standing; Qualification.

(a) Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Minnesota.

(b) Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as it is being conducted as of the Closing Date, except where the failure to have such power and authority would not, individually or in the aggregate, be materially adverse to Company or the Business.

(c) Company is duly qualified or licensed to do business and is in good standing (or the equivalent thereof, where such concept is recognized) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensure necessary (collectively, “Foreign Qualification”), except where the failure to be so qualified or licensed to do business and in good standing would not reasonably be expected to be materially adverse to Company or the Business. Schedule 4.1(c) sets forth a complete and accurate list of each jurisdiction of Foreign Qualification.

Section 4.2 No Conflicts; Consents and Approvals. Except as set forth in Schedule 4.2, neither the execution, delivery or performance of this Agreement by Company, or the other agreements and documents contemplated hereby to be executed and delivered by Company, nor the consummation by Company of the transactions contemplated hereby or thereby, shall: (i) conflict with or result in a breach of any provisions of Company’s Organizational Documents; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of Company pursuant to, any Company Contract; or (iii) subject to receipt of the requisite approvals referred to in Schedule 4.2, violate any applicable Law or Order applicable to Company.

Section 4.3 Capitalization.

(a) The Securities, collectively and as further detailed in Exhibit A hereto, constitute all of the equity securities of Company. Sellers, collectively, are the holders of record and beneficially own all of the Securities, and each Seller has good and valid title to the Securities, as applicable, free and clear of any preemptive rights, redemption rights, restrictions on transfer and Liens (other than transfer restrictions under applicable federal or state securities Laws). All former holders of record or owners (including beneficial owners) of equity securities of Company redeemed such equity securities pursuant to valid and binding written agreements with Company and have no continuing rights to ownership (or otherwise) in Company, and Company does not have any obligations to such former holders of record or owners (including beneficial owners). All of the Securities have been duly authorized, validly issued and are fully paid and non-assessable and are owned free and clear of any preemptive rights, redemption rights, restrictions on transfer and Liens (other than transfer restrictions under applicable federal or state securities Laws). Effective as of the Closing, good and valid title to the Securities shall pass to Purchaser, free and clear of all Liens (other than transfer restrictions under applicable federal or state securities Laws).

(b) Other than the Securities, there are no outstanding (i) equity securities of Company, (ii) securities of Company convertible into or exchangeable or exercisable for Securities or equity securities of any other Person, (iii) options, warrants, calls or other rights to acquire from Company or obligations of Company to issue, any equity securities or securities convertible into or exchangeable or exercisable for Securities or equity securities of any other Person, (iv) equity-settled compensatory arrangements, including any equity appreciation, phantom equity, profit participation, redemption or similar rights with respect to any Securities, or (v) Indebtedness which provides any holder thereof any rights typically associated with equity interests.

(c) No Person is party to any right of first refusal, right of first offer, proxy, voting agreement, registration rights agreement, equityholders agreement or any other Contract with respect to the sale, repurchase, redemption, transfer or voting of the Securities.

Section 4.4 Subsidiaries; Joint Ventures. Company does not own or have any interest in any shares of capital stock or other voting or other equity interest in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any Person.

Section 4.5 Taxes. Except as set forth in Schedule 4.5:

(a) Company has: (i) filed (taking into account any extension of time within which to file) with the appropriate Taxing Authority all Tax Returns required to have been filed by, or with respect to, Company, and all such Tax Returns are true, correct and complete; and (ii) duly and timely paid all income and other material Taxes required to have been paid by Company whether or not shown on any Tax Returns. Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a Taxing Authority in a jurisdiction where Company does not file a Tax Return that Company is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b) As of the Closing Date, the unpaid Taxes of Company will not exceed the reserve for Taxes set forth on the face of the Latest Balance Sheet, as the Latest Balance Sheet would be adjusted from the date of the Latest Balance Sheet for operations and transaction of Company in the ordinary course of business, in accordance with the past practice of Company in filing its Tax Returns, through the day immediately prior to the Closing Date for purposes of income Taxes and through the Closing Date in the case of all other Taxes.

(c) Company is not the subject of any currently pending Tax audit, claim, assessment or other proceeding. As of the Closing Date, there are no pending written requests for extensions or waivers of the time to assess any material Tax of Company. Company has not waived any statute of limitations with respect to material Taxes, or agreed to any extension of time with respect to material Taxes, which waiver or extension has not since expired. Except for Permitted Liens, there are no Liens for Taxes on any of the assets of Company. Company has not received any letter rulings (or their equivalent) from any Taxing Authority.

(d) Company has withheld or collected, and timely paid to the appropriate Taxing Authority, all Taxes required to have been withheld or collected and remitted, and complied with all information reporting and back-up withholding requirements, and has maintained all required records with respect thereto, in connection with amounts paid or owing to any current or former employee, independent contractor, or other third party.

(e) Company has never been a member of an affiliated, consolidated, fiscal, loss sharing, combined, unitary or other similar Tax group or has any liability for Taxes of any Person arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, as a transferee or successor, by Contract (but excluding commercial agreements entered into in the ordinary course of business with one or more unrelated parties that are not primarily related to Taxes) or otherwise.

(f) Company is not a party to, or bound by, any written material Tax allocation, indemnification or sharing agreement (but excluding commercial agreements entered into in the ordinary course of business with one or more unrelated parties that are not primarily related to Taxes).

(g) Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustments pursuant to Section 481(a) of the Code or any substantially similar provision of applicable state, local or foreign Tax Law or has any knowledge that any Taxing Authority has proposed any such adjustment, (ii) change in accounting methods that relate to Company, (iii) closing agreement pursuant Section 7121 of the Code or any substantially similar provision of applicable state, local or foreign Tax Law with respect to Company, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date, or (vii) transaction not otherwise disclosed in this Section 4.5 that has the effect of deferring income or accelerating deduction or otherwise shifting the basis of taxation from a period ending before the Closing Date to after.

(h) Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355(a) of the Code or in a distribution which would otherwise constitute part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i) Company has not deferred any payroll Taxes or availed itself of any Tax deferral, credits or benefits pursuant to the CARES Act or the Payroll Tax Executive Order or otherwise taken advantage of any change in applicable Law in connection with the COVID-19 pandemic that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of Company to any Taxing Authority.

(j) Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other similar transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

(k) Company has not engaged in a trade or business, had a permanent establishment (as defined in any Tax treaty or convention) or had any other place of business or taxable presence in any country other than the United States of America.

(l) Company does not own, and has not owned, an interest, directly or indirectly, in any joint venture, partnership, limited liability company, or other entity or arrangement that is treated as a partnership for federal, state, or local income Tax purposes.

(m) None of the assets of Company are “tax-exempt use property” within the meaning of Section 168(h) of the Code, are “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, secure any debt the interest of which is tax-exempt under Section 103(a) of the Code or are subject to a “section 467 rental agreement” within the meaning of Section 467 of the Code.

(n) Company has complied with all transfer pricing rules in all material respects.

(o) Company is not the beneficiary of any Tax credits, grants or similar amounts that are or could be subject to clawback or recapture as a result of (i) the transactions contemplated by this Agreement or (ii) a failure by Company to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.

(p) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any individual who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to Company could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

Section 4.6 Employee Benefit Plans.

(a) Schedule 4.6(a) sets forth a complete and accurate list, as of the Closing Date, of each material Employee Benefit Plan, and separately identifies each such material Employee Benefit Plan that is sponsored or maintained by Company. Except as set forth in Schedule 4.6(a), each Employee Benefit Plan that provides medical or health benefits is insured by a third-party insurance company. Company has made available to Purchaser with respect to each such material Employee Benefit Plan, in each case to the extent applicable, (i) all current plan documents and any related amendments; (ii) the most recent summary plan description, if any, and summaries of material modifications; (iii) the most recent annual report and actuarial report; (iv) the most recent annual report on Form 5500 required to be filed with the IRS with respect to each Employee Benefit Plan intended to qualify under Section 401 of the Code; (v) the most recent determination or opinion letter received from the IRS with respect to each Employee Benefit Plan intended to qualify under Section 401 of the Code; and (vi) all material, non-routine, written communications with a Governmental Authority during the past three (3) years.

(b) Each Employee Benefit Plan has been administered in compliance with its terms and operated in compliance with, as applicable, ERISA, the Code and all other Laws.

(c) Each Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified (or is otherwise entitled to rely on a favorable determination letter, opinion or advisory letter, as applicable, from the IRS with respect to such qualification), and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code.

(d) Except as provided in Schedule 4.6(d), (i) Company does not currently have nor has had within the past six (6) years any liability or obligation under Title IV of ERISA, including any obligation to contribute to or any actual or contingent liability under a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (ii) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied and no event has occurred that is or reasonably can be expected to result in the incurrence by Company or any of its Affiliates of any liability with respect to the withdrawal or partial withdrawal from, or termination of such plan, (iii) no liability to the Pension Benefit Guaranty Corporation has been incurred by Company or any of its Affiliates, which liability has not been satisfied, and (iv) there has been no “reportable event”, within the meaning of Section 4043 of ERISA.

(e) There are no Actions pending or threatened in writing against Company relating to any Employee Benefit Plan (other than routine claims for benefits).

(f) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all respects with Section 409A of the Code and all applicable IRS guidance promulgated thereunder.

(g) (A) No act, omission, or other event has occurred that could reasonably be expected to subject Company to an assessable payment under Section 4980H(a) or Section 4980H(b) of the Code, and (B) Company has accurately and timely complied with the information reporting requirements under Section 6055 and Section 6056 of the Code, and no act, omission, or other event has occurred that could reasonably be expected to subject Company to any liability under the Code or other applicable Laws with respect to any applicable information reporting requirements.

(h) Except as set forth in Schedule 4.6(h), the execution of this Agreement and the consummation of the transactions contemplated herein will not, by itself or in combination with any other event (regardless of whether that other event has or will occur), result in (i) any compensatory payment (whether of severance pay or otherwise) becoming due from Company to any Business Employee or current or former director, manager, officer, consultant or employee of Company, or (ii) the accelerated vesting or timing of payment or funding or increases in the amount of any compensatory benefit payable to or in respect of any such Business Employee or current or former director, manager, officer, consultant or employee of Company.

Section 4.7 FDA. No product promoted, distributed, or imported by Company and subject to the FDCA was, at the time of such promotion, distribution, or importation, misbranded or adulterated under the FDCA.

Section 4.8 Labor and Employment.

(a) Except as set forth on Schedule 4.8(a), no Collective Bargaining Agreements are being negotiated, nor is Company under any obligation to negotiate an agreement with any union, works council, employee association, or other labor organization (except as may be set forth in an existing Collective Bargaining Agreement), nor to the Knowledge of Company have there been any material organizing activities by or of any employees of Company. Except as would not reasonably be expected to have a Company Material Adverse Effect, as of the Closing Date, there are, and in the past three (3) years there have been, no: (i) pending or, to the Knowledge of Company, threatened, labor strikes, picketing, slowdowns, walkouts, grievances, charges, or other labor disputes or disruptions with respect to any employee of Company; or (ii) representation or certification proceedings or petitions seeking a representation before any Governmental Authority with respect to any employee of Company.

(b) In the past three (3) years, Company has not taken any action which would constitute a “plant closing”, “mass layoff”, “mass termination”, “group dismissal” or “group termination” within the meaning of the U.S. Worker Adjustment and Retraining Notification Act or similar foreign, state or local Law (the “WARN Act”) or issued any notification of a plant closing or mass layoff required by the WARN Act.

(c) Except as set forth on Schedule 4.8(c), Company is, and in the past three (3) years has been, in material compliance with all applicable Laws regarding current or former employees of Company or otherwise concerning labor or employment-related practices of Company, including in respect of discrimination, harassment or retaliation in employment, pay equity, terms and conditions of employment, statutory pay rates, termination of employment, wages, hours, meal and rest breaks, classification as exempt or nonexempt, overtime pay, vacation and paid time off, leaves of absences, reasonable accommodations, occupational safety and health, trainings, employee whistle-blowing, immigration, data protection, employee privacy, employment practices and classification as exempt or non-exempt of employees, and to the Knowledge of Company, Company has not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable labor Laws. Company is not, nor has Company been delinquent in any payments to any current or former employee or independent contractor for any wages, salaries, commissions, bonuses, severance, termination pay or other direct compensation for any services performed for it or amounts required to be reimbursed to such Persons and is due and owing, and Company has withheld all amounts required by Law or by Contract to be withheld from the compensation to such Persons. All bonuses owed to current or former employees of Company for time periods prior to and through the Closing Date have been paid in full and no current or former employee of Company is owed or entitled to any payment for bonuses following the Closing Date. There is no workers’ compensation liability, experience or matter that shall or is reasonably likely to materially and adversely affect Company and that is not insured.

(d) Company has made available to Purchaser on Schedule 4.8(d) an accurate and complete list of current employees of Company as of the date of this Agreement, principal work location, exempt or non-exempt classification, job title, base salary or hourly rate, as applicable. The employment or engagement of the Business Employees of Company is terminable at will.

(e) Schedule 4.8(e) sets forth an accurate and complete list of the Business Contractors that Company is required to pay more than $50,000 in any fiscal year, and for each such Business Contractor lists such Business Contractor’s name, engagement date, rate of payment, principal work location (city, state), and type of services performed. To the Knowledge of Company, no Business Contractor engaged by Company has any plans to cease such engagement (whether as a result of the transactions contemplated by this Agreement or otherwise). To the Knowledge of Company, each current independent contractor engaged by Company is not entitled to be classified as an employee or a worker of Company.

(f) Schedule 4.8(f) sets forth a correct and complete list of (i) each employment, consulting or similar agreement, written or oral, to which Company is a party excluding offer letters for at-will employment and (ii) each agreement between Company and any Business Employee or Business Contractor that relates to non-competition, non-solicitation, confidentiality or ownership of intellectual property, stay or transaction based compensation, severance pay or post-termination benefits.

(g) The consummation of the transactions contemplated by this Agreement and the other agreements contemplated hereby shall not entitle any third party (including any labor union, employee association, labor organization or similar entity) to any notice, consent, consultation or payments under any Collective Bargaining Agreement or otherwise under applicable labor Law. To the Knowledge of Company, there is no lawsuit, charge, audit, investigation, complaint or other proceeding against Company by or before the National Labor Relations Board, the Equal Employment Opportunity Commission, or other Governmental Authority or arbitration pending or, to the Knowledge of Company, threatened, and relating to labor or employment matters.

(h) There are no and in the past three (3) years have not been any, lawsuits, grievances, internal investigations or inquiries, arbitrations, administrative hearings, workers’ compensation or workplace safety and insurance claims, pay equity complaints, occupational health and safety charges, claims or investigations of wrongful (including constructive) discharge, employment discrimination, retaliation or harassment or similar misconduct, or other employment dispute of any nature that had or would reasonably be expected to have a Company Material Adverse Effect, brought, pending, or, to the Knowledge of Company, threatened by a Business Employee or a former employee of Company or Business Contractors (including claims from individuals or any Governmental Authority), other than workers’ compensation claims that are not reasonably likely to materially and adversely affect Company and that is not insured.

(i) For the past three (3) years, there have been no material (i) internal or external allegations of sexual harassment or any other type of harassment involving any directors, officers, executives or other senior management of Company, (ii) internal or external allegations of sexual harassment or other types of harassment involving Company that would or would reasonably be expected to have a Company Material Adverse Effect, or (iii) written settlement, non-disclosure, non-disparagement or other similar agreements entered into by Company in connection with any allegations of sexual or other harassment.

(j) Company has on record a Form I-9 (or equivalent form required by any other applicable jurisdiction) for each employee with respect to whom such form is required under applicable Law.

(k) Except as set forth on Schedule 4.8(k), Company is not the recipient of any outsourced or temporary labor from any third party. All such outsourcing or temporary labor contracts deems the applicable third party thereto to be the employer of such individuals for purposes of applicable Laws.

(l) With respect to each Government Contract, Company is and has been in compliance with Executive Order No. 11246 of 1965 (E.O. 11246), as amended, Section 503 of the Rehabilitation Act of 1973 (Section 503), and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (VEVRAA), including all implementing regulations and applicable guidance. Company maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503, and VEVRAA, including all implementing regulations. Company is not, and has not been for the past three (3) years, the subject of any audit, investigation, or enforcement action by any governmental entity in connection with any Government Contract or related compliance with E.O. 11246, Section 503, or VEVRAA. Company has not been debarred, suspended, or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 4.9 Financial Statements.

(a) Company has made available to Purchaser accurate and complete copies of (i) the audited balance sheet and statement of income of the Business for the fiscal years ended September 30, 2021, September 30, 2022, and September 30, 2023 and (ii) the Latest Balance Sheet and the related statement of income for the nine (9)-month period then ended (collectively, the “Financial Statements”). Except as set forth in Schedule 4.9(a), (i) the Financial Statements were derived from the books and records of the Business and prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered thereby and (ii) the Financial Statements fairly present in all material respects the financial condition and results of operations of the Business as of the times and for the periods referred to therein.

(b) Company makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets. Company maintains systems of internal accounting controls and procedures with respect to the accounting practices, procedures and policies employed thereby sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 4.10 No Undisclosed Liabilities. Since the Balance Sheet Date, Company has no material liabilities (absolute, accrued, contingent, asserted or unasserted, billed or unbilled, known or unknown, or otherwise) other than liabilities that (a) are reflected or reserved against in the Latest Balance Sheet, (b) were incurred since the Balance Sheet Date in the ordinary course of business, or (c) are for Pre-Closing Taxes.

Section 4.11 Absence of Certain Changes. Since the Balance Sheet Date, there has not occurred any Company Material Adverse Effect. Since the Balance Sheet Date:

(a) Company has conducted the Business in the ordinary course of business in all material respects;

(b) Company has used commercially reasonable efforts to preserve and maintain its relationships with licensors, contractors, suppliers, dealers, customers, employees, Governmental Authorities and others having material business relationships with Company;

(c) Except as set forth on Schedule 4.11, none of the following have occurred:

(i) issued, delivered, sold, disposed of, pledged or otherwise encumbered, or authorized or proposed the issuance, sale, disposition, pledge or other encumbrance of any additional shares of capital stock of any class or other equity interests, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or other equity interests (including stock appreciation rights, phantom stock or equity-linked securities), or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or other equity interests, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or other equity interests of Company;

(ii) split, combined, subdivided or reclassified any shares of capital stock or other equity interests of Company or declared, set aside for payment or paid any dividend or distribution with respect to any shares of capital stock or other equity interests of Company or otherwise made any payments to stockholders or holders of other equity interests in each case in their capacity as such;

(iii) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or altered through merger, liquidation, reorganization or restructuring the corporate structure of Company;

(iv) amended the Organizational Documents of Company;

(v) other than (1) in the ordinary course of business and consistent with past practice, (2) as required by any Employee Benefit Plan as disclosed in Schedule 4.6(a) or (3) as required by applicable Law, (A) increased any compensation or benefits of any service provider of Company, (B) granted any cash or equity incentive compensation to any such service provider, other than in accordance with the terms of an Employee Benefit Plan as disclosed in Schedule 4.6(a), if applicable, on actual performance, (C) entered into or adopted any new Employee Benefit Plan or amended in any material respect or terminated any existing Employee Benefit Plan, (D) accelerated the vesting of any compensation or benefits, (E) provided any funding for any rabbi trust or similar arrangement, or taken any other action to fund or secure the payment of any compensation or benefit, or (F) amended the funding obligation or contribution rate of any Employee Benefit Plan or changed any underlying assumptions to calculate benefits payable under any Employee Benefit Plan, except as may be required by GAAP;

(vi) made any material change in financial accounting methods, principles or practices, except as required by a change in GAAP or applicable Law;

(vii) directly or indirectly acquired or agreed to acquire in any transaction any equity interest in, or any material assets or business of, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof;

(viii) (A) other than purchases and sales of products, inventory and supplies in the ordinary course of business, consistent with past practice, acquired or agreed to acquire, sell, lease (as lessor), license, or otherwise dispose of any tangible properties or assets in excess of $50,000 in the aggregate; or (B) sold, leased, mortgaged, sold and leased back or otherwise disposed of any real properties or any interests therein other than in the ordinary course of business, consistent with past practice;

(ix) (A) rescinded or changed any entity classification or other material Tax election or settled or compromised any material Tax liability; (B) changed its taxable year; or (C) changed any material method of accounting for Tax purposes; (D) filed any Tax Return in a manner inconsistent with past practice in a material respect or filed any amended Tax Return, (E) failed to pay any Taxes when due, (F) consented to an extension or waiver of the limitations period applicable to any material Tax or Tax Return or (G) made a voluntary Tax disclosure or Tax amnesty or similar filing, except, in each case, as required by applicable Law;

(x) except in the ordinary course of business, consistent with past practice, granted to or acquired from any Person, or disposed of, abandoned, transferred, failed to maintain, or permitted to lapse, any rights to any material Intellectual Property;

(xi) incurred any Indebtedness for borrowed money, except for Indebtedness that shall be paid off at Closing in accordance with the Pay-Off Letters;

(xii) amended, canceled or terminated any existing Company Real Property Lease, except for renewals in the ordinary course of business;

(xiii) settled, compromised, discharged or agreed to settle any litigation, investigation, arbitration or proceeding other than those that do not involve the payment by Company of monetary damages in excess of $50,000 in any individual instance, or $100,000 in the aggregate, plus applicable reserves and any applicable insurance coverage;

(xiv) entered into, modified or amended in any material respect, terminated or waived any material right under any Company Contract;

(xv) terminated or permitted the lapse of any material Insurance Policies (in each case unless replaced with a comparable Insurance Policy);

(xvi) mortgaged, pledged or subjected to any Lien any portion of its properties or assets, other than Permitted Liens;

(xvii) made, committed to make or authorized any capital expenditure in excess of $100,000 in the aggregate in the ordinary course of business;

(xviii) made loans, advances or capital contributions to, guarantees for the benefit of, or any investments in, any Person;

(xix) forgiven or waived, in whole or in part, any loans to directors, officers, employees or any of their respective Affiliates;

(xx) submitted any additional voluntary disclosure agreements or had any substantive discussions with any states with respect to any previously submitted voluntary disclosure agreements; or

(xxi) committed, resolved, agreed to take or authorized any of the foregoing actions.

Section 4.12 Real Property.

(a) The Company does not own any real property.

(b) Schedule 4.12(b) sets forth a complete and accurate list of all real property leased or subleased, and the location of such premises by Company or an Affiliate of Company for the benefit of Company (in whole or in part) as of the Closing Date (the “Company Real Property”). Company has made available to Purchaser a copy of all Company Real Property Leases under which Company or any Affiliate leases, subleases, uses or otherwise occupies any Company Real Property, and all such copies are accurate and complete in all material respects.

(c) All Company Real Property and all such assets owned by the tenant under the Company Real Property are free and clear of all Liens, except for Permitted Liens.

(d) The Company Real Property constitutes all real property used, or held for use in connection with the current operation of the Business. No third party has been granted any rights to use, license, occupy, or lease by the Company for or purchase any Company Real Property. To the Knowledge of Company, no casualty event has occurred with respect to any Company Real Property that has not been fully remedied. To the Knowledge of Company, there are no pending, nor threatened in writing, condemnation, expropriation, eminent domain or similar proceedings with respect to the Company Real Property.

(e) To the Knowledge of Company, all material certificates of occupancy and other permits or approvals required to be held by Company with respect to the use and occupancy of the Company Real Property have been obtained and are in full force and effect.

(f) Except as set forth on Schedule 4.12(f), to the Knowledge of Company, each Seller has no knowledge of, and has not received written notice from, any Governmental Authority or other third party regarding any material violation, with respect to the Company Real Property, of any applicable Laws, including (i) any applicable federal, state, county, municipal or local laws, ordinances, regulations, statutes, laws, regulations, rules, ordinances or codes relating to the protection of human health, safety and the Environment or relating to the operation of the Business, (ii) building codes and any other Laws relating to the use, construction or design of the Company Real Property, (iii) all easements, covenants, conditions and restrictions and (iv) all applicable zoning laws and ordinances.

(g) To the Knowledge of Company, the buildings, structures or premises within the Company Real Property (i) are in good operating condition and repair (ordinary wear and tear excepted) and (ii) do not require any material maintenance, repairs or renovations to continue to operate the Business immediately following the Closing in the ordinary course of business as currently operated.

(h) (i) To the Knowledge of Company, each Company Real Property Lease is in good standing, (ii) to the Knowledge of Company, each Company Real Property Lease is in full force and effect, (iii) there are no events of default documented by written notice to either party under any Company Real Property Lease, and (iv) to the Knowledge of Company, there are no facts, circumstances or conditions that would give rise to a default with the passage of time and/or giving of notice under any Company Real Property Lease.

Section 4.13 Environmental Matters. Except as set forth on Schedule 4.13,

(a) Company is and during the past three (3) years has been, in compliance with all applicable Environmental Laws in all material respects (which compliance includes the possession by Company of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof, and with any regulatory reporting requirements).

(b) There are no Actions or written demands pending or, to the Knowledge of Company, threatened, against Company alleging a violation of, or liability arising under, any Environmental Law. Company is not subject to any Orders arising under or pursuant to Environmental Laws, except for such Actions or Orders that would not reasonably be expected to be materially adverse, individually or in the aggregate, to Company or the Business.

(c) There has been no Release of Hazardous Materials by Company or, to the Knowledge of Company, any third party at, on, under or from the Company Real Property or, to the Knowledge of Company, with respect to any third-party waste disposal sites or any other real property currently or formerly owned, operated or leased by Company, in each case, in amounts or concentrations that reasonably would be expected to result in a material liability or remedial obligation of Company under Environmental Laws.

(d) Company is not subject to any obligation to indemnify any third party with respect to violations of, or liabilities arising under, any Environmental Laws, other than indemnification provisions of any standard commercial waste handling contracts.

(e) Company has provided to Purchaser all material environmental assessment (including Phase I and Phase II) reports, and all other material documentation relating to the environmental conditions of any Company Real Property or relating to any material or potential violation of, or liability arising under, any Environmental Laws, in each case (i) relating to the Business and operations of Company or to the Company Real Property and (ii) otherwise in the possession of Company.

Section 4.14 Intellectual Property.

(a) Schedule 4.14(a) sets forth an accurate and complete list of all: (i) registrations, issuances and applications for Intellectual Property, in each case, owned or purported to be owned as of the Closing Date by (i) Company or (ii) any Seller, directly or indirectly other than through Company, and used, needed or held for use by or in the Business (collectively, the “Registered Intellectual Property”) setting forth as to each item, as applicable, the title, record (and, if different, beneficial) owner, application or registration or issue number, date of application or registration, and jurisdiction in which such item is registered or applied for; and (ii) material unregistered Intellectual Property, consisting of trademarks, trade names, brand names, logos, domain names and social media accounts. The Registered Intellectual Property is valid, subsisting and, to the Knowledge of Company, enforceable. All fees and filings due prior to the Closing Date with respect to any Registered Intellectual Property have been timely submitted to the relevant Governmental Authority as required to maintain such Registered Intellectual Property in full force and effect.

(b) Company exclusively owns, free and clear of all Liens (other than Permitted Liens), all Company Intellectual Property and has sufficient rights to use, and will after Closing continue to have such rights to use, all other Intellectual Property used in the Business. To the Knowledge of Company, no former or current officers, directors, employees, personnel, consultants, advisors, agents and independent contractors employed or engaged by Company in connection with the Business has any right, title, interest in, or the right to receive any royalties with respect to, any Company Intellectual Property.

(c) The conduct of the Business, including the manufacture, use, sale, offer for sale, or importation of any product, use of any process, or provision of any service of the Business, does not infringe upon, misappropriate or otherwise violate, and has not in the past six (6) years infringed, misappropriated or otherwise violated, any Intellectual Property of any third Person. Except as set forth on Schedule 4.14(c), in the past six (6) years, Company has not received any written notice from any third Person alleging, and, to the Knowledge of Company, there are no pending claims asserting, (i) the infringement, misappropriation or other violation of any Intellectual Property by Company, including any invitation to license, or to consider the applicability of, any Intellectual Property of any Person to the products or services of the Business or (ii) a challenge to the validity, enforceability, ownership, registration, use, or scope of any Registered Intellectual Property.

(d) Except as set forth on Schedule 4.14, as of the Closing Date, to the Knowledge of Company, no third Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(e) Company: (i) has taken commercially reasonable measures to protect and maintain the confidentiality of all (A) material proprietary information that Company owns or holds as a trade secret, and (B) other material confidential information owned or held by Company, and (ii) has not made any trade secret (or other material confidential or proprietary information intended as such) available to any other Person except pursuant to binding written agreements requiring such Person to maintain the confidentiality of such information. To the Knowledge of Company, there has been no unauthorized access, use, or disclosure of any trade secret or material confidential information owned or held by Company that is used, needed, or held for use by or in the Business. Company has entered into written agreements with each current and former employee and independent contractor who was involved in the invention, creation, or development of any material Intellectual Property during the course of employment or engagement with Company pursuant to which such employee or independent contractor grants to Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property or Company owns such Intellectual Property by operation of applicable Laws.

(f) The Systems operate and perform in all material respects in accordance with their documentation and functional specifications. Company has in place commercially reasonable measures, consistent with current industry standards, designed to protect the confidentiality, integrity, and availability of the Systems (and all information and transactions stored or contained therein) against any unauthorized use, access, modification, or corruption. Company has implemented commercially reasonable data backup and recovery arrangements. During the last three (3) years, to the Knowledge of Company, there have been no material Security Incident affecting the Systems.

(g) Schedule 4.14(g) sets forth an accurate and complete list and an accurate description of all software constituting Company Intellectual Property (the “Company Proprietary Software”). For each item of Company Proprietary Software, Company has in its possession the source code, and documentation as reasonably necessary to enable competently skilled programmers and engineers familiar with the programming language to use, update and enhance such Company Proprietary Software by using the existing source code and documentation without undue effort.

(h) During the last three years, Company is and has been in compliance with all applicable Laws relating to Intellectual Property.

(i) The Company Intellectual Property, immediately after the Closing, will constitute all of the Intellectual Property required to operate the Business in all material respects in substantially the manner conducted on the Closing Date by Sellers and their Affiliates (including Company).

Section 4.15 Compliance with Laws and Orders. Except as set forth on Schedule 4.15, (a) Company is, and since January 1, 2020 has been, in compliance in all material respects with all applicable Laws and Orders, and (b) since January 1, 2020, Company has not received any written notification from any Governmental Authority that asserts that Company is not in material compliance with any such Law or Order.

Section 4.16 Data Privacy(a) . Except as set forth on Schedule 4.16,

(a) Company is in compliance with applicable Data Privacy Requirements and has maintained commercially reasonable physical, technical and administrative security controls, to the extent required by such Data Privacy Requirements.

(b) In the past three (3) years, Company has not experienced any Breaches (as defined under HIPAA) or Security Incidents.

(c) In the past three (3) years, Company has not received written notice of any claim asserted against it in connection with any Security Incident or violations of Data Privacy Requirements.

(d) Where required by Data Privacy Requirements, Company has contractually obligated all third-party service providers that process Personal Information on behalf of Company to contractual terms relating to the protection and use of Personal Information and Systems.

(e) The execution of this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby, and the consummation of the transaction by Company, will not violate any Data Privacy Requirements.

Section 4.17 Permits. Company has all approvals, registrations, authorizations, consents, licenses, permits or certificates of Governmental Authorities that are required for the operation of the Business (“Permits”). Company has provided to Purchaser copies of the Permits, and all Permits are in effect. Neither Company nor the Business is, or since January 1, 2020 has been, in default or violation (and, to the Knowledge of Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit, no revocation of or any proceeding related to Permits has occurred, and neither Company nor any of its Affiliates has received any notifications relating to any revocation or other proceeding related to Permits.

Section 4.18 Anti-Corruption and Trade Controls Compliance.

(a) Since April 24, 2019:

(i) Neither Company nor any of its directors, officers, employees or, to the Knowledge of Company, agents or other Persons acting on behalf of Company have taken any action, directly or indirectly, in violation of the United States Foreign Corrupt Practices Act, any other applicable anti-corruption Law, or applicable Trade Controls or Sanctions.

(ii) Company has instituted and maintained policies and procedures designed to ensure compliance with the United States Foreign Corrupt Practices Act, any other applicable anti-corruption Law, or applicable Trade Controls and Sanctions.

(iii) There have been no internal investigations, audits or internal reports, or to the Knowledge of Company, third-party investigations (including by any domestic or foreign Governmental Authority), external audits, or external reports, that address any allegations or information concerning possible violations of the United States Foreign Corrupt Practices Act, any other applicable anti-corruption law, or applicable Trade Controls or Sanctions, in each case related to Company or any of its respective directors, officers, agents, employees or other Persons acting on behalf of Company.

(iv) There is no pending or, to the Knowledge of Company, threatened investigation, inquiry or enforcement proceeding by any Governmental Authority relating to possible violations of the United States Foreign Corrupt Practices Act, any other applicable anti-corruption law, or applicable Trade Controls or Sanctions, in each case related to Company or any of its directors, officers, agents, employees or other Persons acting on behalf of Company.

(v) Neither Company, nor any of its shareholders, directors, officers, employees or, to the Knowledge of Company, agents, has: (i) been the subject or target of Sanctions, (ii) been subject to debarment or any list-based designations under any Trade Controls, or (iii) maintained any offices, branches, operations, assets, investments, employees or agents in a Sanctioned Country.

Section 4.19 Products Liability. In the past three (3) years, Company has not received a written claim or, to the Knowledge of Company, a threatened claim asserting a material product liability claim for any of Company’s products. In the past three (3) years, no Governmental Authority has commenced or, to the Knowledge of Company, threatened to initiate any Action against Company or requested the recall of any of Company’s products, or commenced or, to the Knowledge of Company, threatened to initiate any Action to enjoin the production of any of Company’s products. Company’s products have complied in all material respects with applicable Laws.

Section 4.20 Litigation. There is no, and since January 1, 2020 there has not been any, Action pending or, to the Knowledge of Company, threatened in writing by or against Company, or otherwise relating to the Business, in each case, by or before any Governmental Authority that, if adversely decided, would reasonably be expected to be material to the Business or prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement. Neither Company nor any of its Affiliates is, or since January 1, 2020 has been, subject to any ongoing or outstanding obligations in connection with any settlement of, or judgment or award related to, any Action or any judgment, order or decree of any Governmental Authority, in each case, that would reasonably be expected to impose any material restriction or materially burdensome requirement on Company or the Business.

Section 4.21 Company Contracts.

(a) Schedule 4.21(a) sets forth a complete and accurate list of the following Contracts, other than (1) any Contracts that constitute an Employee Benefit Plan and are disclosed in Schedule 4.6(a), to which Company or by which it or any asset of the Business is bound as of the Closing Date, (2) any purchase orders for the sale of goods by Company in the ordinary course of business, and/or (3) any Contract that can be terminated by Company without cause upon sixty days’ written notice (all Contracts required to be so listed, the “Company Contracts”):

(i) any Contract with a Material Customer;

(ii) any Contract with a third Person for the purchase or lease of goods or services requiring future aggregate payments to Company of $50,000 or more in any fiscal year;

(iii) any Contract with a Manufacturer;

(iv) any Contract for capital expenditures or the acquisition or construction of fixed assets requiring future aggregate payments by Company of $50,000 or more in any fiscal year;

(v) any loan or credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge or other similar agreement under which any Indebtedness of Company is outstanding or may be incurred or which grants a Lien (other than a Permitted Lien) on any material asset of Company;

(vi) any Contract providing for guarantees or assumptions by Company of obligations of any third Person or reimbursements by Company of any issuer of a letter of credit which is, in the aggregate, in excess of $25,000;

(vii) any Contract granting a right of first refusal, right of first offer or similar preferential right to purchase or acquire Company or any of Company’s assets;

(viii) any material license agreement or other material Contract, the principal purpose of which is the granting of rights to Intellectual Property to Company, other than with respect to Incidental Licenses;

(ix) any license agreement or other material Contract, the principal purpose of which is the granting of rights to Company Intellectual Property to a Person other than Incidental Licenses;

(x) any Contract containing a covenant that (A) restricts or purports to restrict Company from competing in any line of business or geographic area or with any third Person, (B) restricts or purports to restrict Company from soliciting any line of business, customer, employee or other third Person, (C) grants a Person any most favored nation rights, or (D) contains take-or-pay or requirements provisions (other than those in favor of Company);

(xi) any Contract with any Governmental Authority;

(xii) any Contract with any university, college, educational institution or research center;

(xiii) any Contract between Sellers or their Affiliates, on the one hand, and Company, on the other hand;

(xiv) any Company Real Property Lease, and all other leases involving any assets of Company (whether real, personal or mixed, tangible or intangible) involving a contractually obligated payment by Company;

(xv) any Contract creating or relating to any strategic alliance, partnership, joint venture, joint development agreement or similar arrangement (involving future payments, distributions or capital commitments);

(xvi) any Contract relating to the acquisition or sale by, or business combination with, Company of any business, capital stock, assets or property (including Intellectual Property) of any other Person (whether by merger, sale of stock, sale of assets, business combination or otherwise);

(xvii) any Collective Bargaining Agreement;

(xviii) any Contract with a group purchasing organization, buying group or cooperative purchasing venture;

(xix) any hedge, collar, option, forward purchasing, swap, derivative or similar Contract; or

(xx) any Contract relating to a resolution or settlement of any actual or threatened suit, litigation, arbitration, claim, action or proceeding against or involving Company, in each case which calls for payments to, by, or on behalf of Company in excess of $25,000 in the aggregate that have not been discharged or paid in full.

(b) Company has made available to Purchaser a copy of each Company Contract and such copy is complete and accurate in all material respects. Except as would not reasonably be expected to be materially adverse to Company or the Business, each of the Company Contracts is in full force and effect and, assuming the due execution by the other parties thereto, is a legal, valid and binding agreement of Company or the Business, subject only to the General Enforceability Exceptions, and there is no default or breach by Company or, to the Knowledge of Company, any other party thereto (and neither Company nor any of its Affiliates have received any written notice of any such default or breach), in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof.

Section 4.22 Customers and Manufacturers. (a) Schedule 4.22(a) sets forth a list of the twenty (20) largest customers (“Material Customers”) of the Business, in each case, measured by revenue generated for the fiscal years ended (i) September 30, 2024, and (ii) September 30, 2023; (b) Schedule 4.22(b) sets forth a list of the ten (10) largest manufacturers (“Manufacturers”) of equipment in the Business, measured by amounts paid by Company for the fiscal years ended (i) September 30, 2024, and (ii) September 30, 2023; (c)(i) none of the Material Customers or Manufacturers have notified Company in writing of their intention to not continue to be a Material Customer or Manufacturer, as applicable, of the Business; (ii) none of the Material Customers or Manufacturers have materially reduced their business with the Business from the levels achieved during the fiscal year ended September 30, 2024, and, to the Knowledge of Company, no such reduction is expected to occur; (iii) since September 30, 2024, no Material Customer or Manufacturer has terminated its relationship with the Business or has threatened to do so; and (iv) there have been no material changes to the pricing and payment practices, terms and policies applicable to any Material Customer or Manufacturer since September 30, 2024, nor has any such change been proposed by the Business or, to the Knowledge of Company, any Material Customer or Manufacturer; and (d) the Business is not involved in any claim, dispute or controversy with any Material Customer or Manufacturer.

Section 4.23 Transactions with Affiliates.

(a) No employee, officer or director of Company or any of its Affiliates (i) is party to any Contract or other business arrangement (other than employment, retention or similar agreements and other Employee Benefit Plans) with Company or the Business, or (ii) owns or has the right to use any material property or right, tangible or intangible, which is used by Company or the Business.

(b) There are no agreements, arrangements or understandings between any Seller or any Seller’s Affiliates, on the one hand, and Company, on the other hand, (“Affiliate Transactions”).

Section 4.24 Title and Sufficiency of Assets. Except as set forth on Schedule 4.24, Company has good and valid title to, or a valid right to use, all assets, properties, rights, Contracts and personnel primarily utilized in the Business by Company and any of its Affiliates, free and clear of any Liens (other than Permitted Liens) and such assets constitute all assets, properties, rights, Contracts and personnel that are reasonably required and sufficient to operate the Business in the same manner in which and to the same extent to which the Business has been conducted in the twelve-month period immediately prior to the Closing Date. Except as set forth on Schedule 4.24, all material equipment, facilities, buildings, structures, improvements and other appurtenances on or under Company Real Property, are in good working order (normal wear and tear excepted), do not require any immediate capital repairs or expenditures and have been operated and maintained in accordance with practices generally engaged in or approved by a significant portion of the participants in the industries in which the Business operates.

Section 4.25 Bank Accounts. Schedule 4.25 sets forth (i) a complete and accurate list of the names and locations of the banks, trust companies and other financial institutions at which Company maintains accounts of any nature or safe deposit boxes, (ii) the account numbers or other identifying descriptions of such accounts or safe deposit boxes, and (iii) the Persons authorized to draw thereon or who have access thereto.

Section 4.26 Insurance. Schedule 4.26(a) sets forth an accurate and complete list of each Insurance Policy. To the extent applicable to, or as would have an impact on, Company, neither Company nor any of its Affiliates (i) has received any written notice of pending cancellation or termination of, material premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies or (ii) is in material breach or material default (including any such breach or default with respect to the payment of premiums or the giving of notice of claims), and, to the Knowledge of Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or material default, or permit termination or modification, under any such policy. All Insurance Policies are in full force and effect and valid and binding in accordance with their terms. All premiums with respect to such policies covering all periods up to and including the Closing Date have been paid or will be paid in the ordinary course of business (other than retroactive premiums which may be payable with respect to comprehensive general liability and workers’ compensation insurance policies). Except as set forth on Schedule 4.26(b), neither the execution, delivery or performance of this Agreement by Company, or the other agreements and documents contemplated hereby to be executed and delivered by Company, nor the consummation by Company of the transactions contemplated hereby or thereby, shall constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of Company pursuant to, any Insurance Policy.

Section 4.27 Accounts Receivables and Capital Expenditure.

(a) All accounts receivable of Company that are reflected in the calculation of Adjusted Net Working Capital represent, or will represent at the Closing, valid obligations arising from sales actually made and/or services actually performed by Company in the ordinary course of business. The reserves shown on the Financial Statements are calculated in accordance with GAAP and consistent with the past practice of Company and, to the Knowledge of Company, such reserves at the Closing are adequate. Other than returns in the ordinary course of business, Company has not pre-billed any customers nor received notice of, and to the Knowledge of Company, there is no contest, claim or right of set-off, other than returns in the ordinary course of business, in any Contract with any maker of an account receivable relating to the amount or validity of such account receivable.

(b) Amounts identified as paid on Schedule 4.27(b) are not treated as Current Assets.

Section 4.28 Inventory. The inventory of Company is stated at the lower of cost or net realizable value using the first-in-first out (FIFO) principle using a standard costing method. All inventory of Company consists of items of usable quality and, with respect to finished goods, saleable, in the ordinary course of business, except for slow-moving or obsolete items and items of below-standard quality, and items with excessive quantities, all of which have been written off or written down to net realizable value in the Financial Statements, using methods consistent with the historical practices of Company. The quantities of inventory of Company are sufficient for the operations of the Business in the ordinary course of business. Company is not in possession of any inventory included in the calculation of Adjusted Net Working Capital that is not owned by Company. The historical values of inventory of Company have been determined in accordance with the customary valuation policies of Company and in accordance with GAAP, as consistently applied by Company. Company has continued to replenish its inventory and to dispose of slow-moving and obsolete items of inventory in the ordinary course of business, consistent with the historical practices of Company.

Section 4.29 No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III AND THIS ARTICLE IV, NEITHER SELLERS AND COMPANY NOR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, AGENTS OR REPRESENTATIVES, NOR ANY OTHER PERSON, MAKES OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO COMPANY OR THE BUSINESS OR ANY OF COMPANY’S AFFILIATES OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, AND, IN ANY EVENT, ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY PURCHASER OR ANY OF ITS AFFILIATES AND ITS OR THEIR REPRESENTATIVES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 4.29 OR ELSEWHERE IN THIS AGREEMENT SHALL LIMIT, IMPAIR RESTRICT OR PROHIBIT ANY CLAIMS BASED ON FRAUD.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows:

Section 5.1 Organization and Good Standing. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2 Authorization; Enforceability. Purchaser has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and such other agreements and documents contemplated hereby to be executed and delivered by Purchaser, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, and all agreements and documents contemplated hereby to be executed and delivered by Purchaser shall be, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, shall, upon such execution and delivery hereof and thereof, be the legal, valid and binding obligations of Purchaser hereunder and thereunder, as applicable, enforceable against Purchaser in accordance with its terms.

Section 5.3 No Conflicts; Consents and Approvals.

(a) Neither the execution, delivery or performance of this Agreement by Purchaser, or the other agreements and documents contemplated hereby to be executed and delivered by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, shall: (i) conflict with or result in a breach of any provisions of its Organizational Documents; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of Purchaser pursuant to, any Contract to which Purchaser is a party, that would in any such event, have a Purchaser Material Adverse Effect; or (iii) violate any applicable Law or Order applicable to Purchaser or any of its properties or assets.

(b) Assuming the truth and accuracy of the representations and warranties of Sellers set forth in Section 3.2(b), the execution, delivery and performance by Purchaser of this Agreement, and the execution, delivery and performance by Purchaser of the other agreements contemplated hereby to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby does not and shall not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person, except for (a) the actions or non-actions, waivers, consents, approvals, authorizations, registrations and filings listed on Schedule 5.3 and (b) those consents, approvals, authorizations or permits of, actions by, filings with or notifications to, any Person, the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.4 Litigation.

(a) There is no Action against Purchaser or any of its Affiliates pending by or before any Governmental Authority that would have a Purchaser Material Adverse Effect.

(b) There is no Order binding on Purchaser or any of its Affiliates that would have a Purchaser Material Adverse Effect.

Section 5.5 Brokers. Except with respect to Carl Marks Advisory Group LLC, the fees of which shall be paid wholly by Purchaser or its Affiliates, Purchaser has not incurred any obligation or liability, contingent or otherwise, in connection with this Agreement that would result in the obligation of Purchaser to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

Section 5.6 Purchase for Investment. Purchaser is purchasing the Securities for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities, and is capable of bearing the economic risks of such investment. Purchaser acknowledges that the Securities have not been registered under the Securities Act or any state securities Laws, and agrees that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

Section 5.7 Independent Investigation. In connection with Purchaser’s investment decision to proceed with the transactions contemplated by this Agreement, Purchaser and its Representatives have conducted an independent review, investigation and analysis (financial and otherwise) of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of Company as desired by, and to the satisfaction of, Purchaser. Purchaser acknowledges and agrees that Company has provided Purchaser with access to the personnel, properties and books and records of Company for this purpose. Purchaser acknowledges and agrees that its purchase of the Securities and the consummation of the transactions contemplated hereby are done entirely on the basis of Purchaser’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of Company.

Section 5.8 No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, NEITHER PURCHASER NOR ANY OF ITS AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, AGENTS OR REPRESENTATIVES, MAKES OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO PURCHASER OR ANY OF ITS AFFILIATES, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, AND, IN ANY EVENT, ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY SELLERS OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES.

ARTICLE VI

COVENANTS

Section 6.1 Public Announcements. Neither Purchaser nor Company or any Seller shall make, or permit any of their respective Affiliates or Representatives to make, any public announcement in respect of this Agreement, the other agreements and documents contemplated hereby or the transactions contemplated hereby or thereby without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as may be required (a) to obtain consents and approvals, and to provide such notices and make such filings, necessary, proper or reasonably advisable to consummate the transactions contemplated by this Agreement, (b) by Law or Contract applicable to Purchaser or Seller or any of their respective Affiliates, including reporting required of Purchaser under the Exchange Act or pursuant to the listing rules of The Nasdaq Stock Market LLC, or (c) in the case of Company, pursuant to internal announcements to employees; provided, in the case of clauses (a) and (c), that any such disclosure is generally consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby, and, to the extent practicable, is made after such prior notice to, and consultation with, the other party, as may be reasonable under the circumstances. Notwithstanding the foregoing, nothing herein shall limit the parties from disclosing this Agreement to its legal counsel or financial or tax advisors.

Section 6.2 Further Assurances.

(a) Each of Purchaser, Sellers’ Representative, Seller and Company shall, and shall cause its Affiliates and its and their Representatives to, use its reasonable best efforts from time to time to execute and deliver at the reasonable request of the other party such additional documents and instruments, and to take, or refrain from taking, such other actions, as may be reasonably required to give effect to this Agreement and the transactions contemplated hereby.

(b) Without limiting the generality of Section 6.3(a) (i) if (A) Sellers or any of their Affiliates receives any funds, mail, courier package, facsimile transmission, purchase order, invoice, service request or other document intended for or otherwise the property of Company, or (B) Purchaser or Company receives any funds, mail, courier package, facsimile transmission, purchase order, invoice, service request or other document primarily relating to a Seller or any of its Affiliates (other than Company), the receiving party shall promptly (1) notify and (2) forward the pro rata portion of such funds or such documents to, the other party; and (ii) to the extent that Purchaser or any Seller discovers following Closing that any material asset primarily related to the Business was not transferred at Closing as a result of the purchase of the Securities by Purchaser, Sellers shall or shall cause their Affiliates promptly to assign and transfer to Purchaser or its designated Affiliate all right, title and interest in such asset and any liability associated therewith.

Section 6.3 Tax Matters.

(a) Tax Returns. Company shall prepare or cause to be prepared, and timely file or cause to be timely filed, all income Tax Returns required to be filed, if any, by or with respect to Company for all Pre-Closing Tax Periods. Each such Tax Return shall be prepared on a basis with past practice except as otherwise required pursuant to this Agreement or applicable Law. Company shall submit such Tax Returns to Sellers’ Representative (together with any schedules, statements and, to the extent requested by Sellers’ Representative, supporting documentation) at least twenty (20) Business Days before the due date on which such Tax Return is required to be filed (taking into account applicable extensions) for the Sellers’ Representative’s review and reasonable comment. Sellers’ Representative shall provide any reasonable comments in respect of such Tax Returns no later than ten (10) Business Days prior to the due date (including extensions) of such Tax Returns, which comments Purchaser will consider in good faith. Any dispute regarding any Tax Return prepared by Company pursuant to this Section 6.3(a) that has not been settled by Company and Sellers’ Representative five (5) days prior to the applicable due date of such Tax Return shall be submitted to the Accounting Firm to be settled in accordance with the procedures of Section 2.6; provided that (i) Company shall not be prevented from timely filing any such Tax Return and (ii) the Accounting Firm’s review of any such Tax Return shall be limited to any unresolved disputed items raised by Sellers’ Representative pursuant to this Section 6.3(a). Sellers’ Representative shall pay the Taxes due on such Tax Returns to the extent such amounts are not included as Closing Date Indebtedness.

(b) Straddle Period. After the Closing, Company shall prepare or cause to be prepared and file or cause to be filed any and all Tax Returns for Company for any Straddle Period. Each such Tax Return shall be prepared on a basis consistent with past practice except as otherwise required pursuant to this Agreement, applicable Law or changes in fact. Company shall deliver a copy of each such Tax Return to Sellers’ Representative at least ten (10) Business Days before the due date on which such Tax Return is required to be filed (taking into account applicable extensions) for the Sellers’ Representative’s review and reasonable comment. Sellers’ Representative shall provide any reasonable comments in respect of such Tax Returns no later than five (5) Business Days prior to the due date (including extensions) of such Tax Returns, which comments Purchaser will consider in good faith. For purposes of this Agreement, in the case of any Straddle Period, Taxes of Company allocable to the Pre-Closing Tax Period shall (i) in the case of any Taxes imposed on a periodic basis, such as real estate Tax, personal property and intangible property Taxes or other similar ad valorem obligations, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any Taxes based upon or related to income, gains, payments or receipts (including sales and use Taxes), or employment or payroll Taxes, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on and included the Closing Date. Items of income, gain, deduction, loss or credit of Company for the Straddle Period shall be allocated to the Pre-Closing Tax Period on a “closing of the books basis” by assuming that books of Company were closed at the close of the Closing Date.

(c) Transfer Taxes. All transfer, documentation, sales, use, stamp, registration and other similar Taxes (including any real property transfer or other similar Tax) incurred or which may be payable in connection with this Agreement or any transaction contemplated hereby shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser. Sellers shall be responsible for the preparation and filing of Tax Returns (including any documentation) with respect to such Taxes or fees, shall provide drafts of such Tax Returns (and documentation) to Purchaser for review and shall consider in good faith any comments from Purchaser on such drafts before filing. To the extent required by applicable Laws, Purchaser will join in the execution of any such Tax Returns.

(d) Withholding Certificate. Prior to or at the Closing, each Seller shall furnish Purchaser with a duly executed IRS Form W-9 of Seller.

(e) Tax Information and Cooperation. Sellers and Purchaser shall, and shall each cause their respective Affiliates to, provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or participating in or conducting any audit or other proceeding in respect of Taxes, in each case, with respect to Company. Any information obtained under this Section 6.6 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(f) Post-Closing Covenants. After the Closing, Purchaser and its Affiliates shall not, and Purchaser and its Affiliates shall not permit Company to, without the prior consent of Sellers, such consent not to be unreasonably withheld, conditioned or delayed (it being understood that it will be considered unreasonable for Sellers to withhold their consent from an action that is required by a “determination” within the meaning of Section 1313(a) of the Code), take any of the following actions to the extent such actions would reasonably be expected to increase the Tax liability of Sellers: (i) file or amend or otherwise modify any Tax Return of Company for a Pre-Closing Tax Period, except for filing Tax Returns that are first due to be filed (taking into account extensions) after the Closing, (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency of Company for a Pre-Closing Tax Period, (iii) make or change any Tax election or Tax accounting method of Company with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, or (iv) make or initiate any voluntary contact with a Taxing Authority regarding Taxes of Company for any Pre-Closing Tax Period.

(g) Termination of Seller Arrangements and Credit Facility. Each Seller shall have terminated or caused to be terminated any and all of the Tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, before the Closing as between such Seller or any Affiliate thereof, on the one hand, and Company, on the other hand, regardless of the period in which the relevant Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings. Company shall have terminated the Credit Facility, to be effective as of prior to the Closing.

(h) Tax Claims. If any member of the Purchaser Indemnified Group receives or has received notice of any audit, action, claim or proceeding regarding Taxes in respect of which any member of the Purchaser Indemnified Group may be entitled to receive payment of Losses from Sellers pursuant to Section 7.2(a)(i) or Section 7.2(a)(iv) (each, a “Tax Claim”), (i) the Indemnitee shall promptly notify Sellers in writing of such Tax Claim (provided, however, that an Indemnitee’s failure to send or delay in sending such notification will not relieve Sellers from liability hereunder with respect to such Tax Claim, except in the event and only to the extent that Sellers are prejudiced by such failure or delay), and (ii) Sellers, at their own expense, shall control the defense and settlement of such Tax Claim solely to the extent such Tax Claim is with respect to taxable periods ending before the Closing Date, and Purchaser shall control the defense and settlement of any other Tax Claim; provided, that, with respect to any Tax Claim, (1) the controlling party shall keep the non-controlling party reasonably informed of the progress of such Tax Claim, including by providing the non-controlling party with copies of material correspondence and notices and other material written materials received from or provided to any Taxing Authority, (2) the non-controlling party shall be entitled, at its cost and expense, to participate in such Tax Claim, and (3) the controlling party shall not settle or compromise such Tax Claim (or a portion thereof) without the prior written consent of the non-controlling party (which consent shall not be unreasonably withheld, conditioned or delayed). In the event of any conflict between the provisions of this Section 6.3(h) and Section 7.5, this Section 6.3(h) shall control.

(i) Tax Refunds. Except to the extent (i) taken into account in Closing Date Indebtedness or Adjusted Net Working Capital, (ii) resulting from the carryback to a Pre-Closing Tax Period of any tax attribute generated in a taxable period (or portion thereof) following the Closing Date, (iii) being contested by Purchaser, Company or a Taxing Authority or (iv) attributable to Taxes that were not paid by Company before the Measurement Time, not indemnified by Sellers and also not included as liabilities in Accrued Income Taxes or as Current Liabilities in Adjusted Net Working Capital, any Tax refund (or Tax credit claimed in lieu of receiving a refund) for overpayment of Taxes (including any interest in respect thereof received from the relevant Taxing Authority) that is received or realized by Purchaser or Company or any Affiliate thereof following the Closing Date that is a refund (or such a credit) of the Taxes of Company for a Pre-Closing Tax Period (each, a “Tax Asset”) shall be for the account of Sellers, and Purchaser shall pay or cause its Affiliate (including Company) to pay over to Sellers as additional Purchase Price the amount of any such Tax Asset, net of any costs and expenses attributable to obtaining and receipt of such Tax Asset, within ten (10) calendar days after such Tax Asset is either received or realized.

Section 6.4 Release. Effective as of the Closing, each Seller, on behalf of itself and its Affiliates (other than Company) and their respective officers, directors, equityholders, managers, members, partners, heirs, beneficiaries, successors and permitted assigns (the “Releasing Parties”) hereby irrevocably and unconditionally waives, releases and forever discharges Company, its Affiliates, and each of their respective past and present directors, officers, employees and agents (the “Released Parties”) from any and all claims, actions, causes of action, suits, debts, damages, liabilities or other obligations of any kind or nature whatsoever, known and unknown, matured or unmatured, existing or claimed to exist, both at law and in equity (collectively, “Claims”) of any Releasing Party against the Released Parties arising on or prior to the Closing Date; provided, however, that this release does not extend to claims relating to (a) any breach or alleged breach of this Agreement or any other Transaction Document or any of the provisions set forth herein or therein, (b) the rights of the Releasing Parties under this Agreement or any other Transaction Document, including payments to a Releasing Party of any consideration required to be paid hereunder or thereunder, (c) the rights of the Releasing Parties as an employee of Company for compensation, (d) accrued rights of the Releasing Parties as an employee of Company under the Company’s Employee Benefit Plans, (e) any right which cannot be released by applicable Law, or (f) any right to exculpation or indemnification, defense or to be held harmless under applicable Law, Organizational Documents or related insurance policy maintained by or for Company for claims as an employee, director or officer (or similar executive) or agent of Company.

Section 6.5 Reserved.

Section 6.6 Retention of Business Records and Post-Closing Access.

(a) After the Closing, Purchaser agrees to, or shall cause Company to, hold at least one copy of all Business Records relating to the conduct of the Business on or before the Closing Date and not to destroy or dispose of such copy for a period of seven (7) years from the Closing Date or such longer time as may be required by applicable Law, and if thereafter Purchaser proposes to destroy or dispose of such copy, Purchaser shall offer first in writing at least thirty (30) calendar days prior to such proposed destruction or disposition to surrender all or any portion of such Business Records to Sellers. To the extent required for any Seller’s accounting, Tax and compliance purposes, such Seller and Seller’s Affiliates that are not Company may retain a copy of any or all of the Business Records and any other materials included in any electronic data room or that are otherwise in the possession or under the control of such Seller or Seller’s Affiliates that are not Company relating to the conduct of the Business on or before the Closing Date; provided that any such Business Records will be held in accordance with Section 6.7(b).

(b) From and after the Closing, Purchaser shall, and shall cause Company to, at Sellers’ expense, (i) give Sellers, their Affiliates and their respective Representatives reasonable access to the offices, properties and Business Records and other books and records of Company, relating to the conduct of the Business and Company, in each case on or before the Closing Date, during normal business hours and upon reasonable prior notice, (ii) furnish to Sellers, their Affiliates and their respective Representatives such financial and operating data and other information relating to the conduct of the Business and Company, in each case on or before the Closing Date, and (iii) cause the employees, counsel, auditors and other Representatives of Company to cooperate with Sellers, their Affiliates and their respective Representatives, in each case, to the extent reasonably requested by Sellers or their Affiliates and solely to the extent that such access may reasonably be required (as determined by Sellers or their Affiliates) for any of the following: (A) for Tax purposes (including preparation of Tax Returns and in connection with Tax audits); (B) for the defense or prosecution of, or otherwise in connection with, Actions (including potential Actions) in which such Seller is not adverse to Purchaser or any of its Affiliates (including Company); and (C) otherwise in connection with accounting or other similar needs; provided that any such information provided pursuant to this Section 6.6(b) will be held in accordance with Section 6.7(b).

Section 6.7 Non-Compete; Non-Solicit; Confidentiality.

(a) During the period commencing on the Closing Date and ending on the date that is five (5) years following the Closing Date, each Seller shall not, and shall cause its Affiliates not to:

(i) engage in the Business anywhere in the world (each, a “Competing Activity”); provided that the foregoing shall not prohibit any Seller or any of its Affiliates from the acquisition, holding of investments or direct or indirect ownership of any voting stock, capital stock or other equity interest of any Person engaged in a Competing Activity, so long as such ownership interest is a passive interest and represents less than 3% of the aggregate voting power or outstanding capital stock or other equity interests of such Person;

(ii) solicit (or cause to be solicited) for employment any Person who is employed by Company; provided that the foregoing restriction shall not apply to (i) generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or other similar means which are not specifically targeted at such Continuing Employees or hiring any person that responds to such generalized search, or (ii) any such Continuing Employee whose employment is terminated by Company at least ninety (90) calendar days prior to any such solicitation by such Seller or its Affiliates, or who voluntarily terminates his or her employment, in each case prior to any such solicitation by such Seller or its Affiliates; or

(iii) solicit (or cause to be solicited) any customer, supplier or other business partner of Company.

(b) From and after the Closing until the date that is five (5) years following the Closing Date, each Seller shall, and shall cause its Representatives, to keep confidential, and not disclose, any Confidential Information to any Person (other than Purchaser, Company or their respective Affiliates), except to the extent (i) requested in writing by Purchaser, or (ii) to Representatives of any Seller who have a need to know such Confidential Information so long as such Representatives are bound by a duty of confidentiality or confidentiality obligations substantially the same as those set forth in this Section 6.7(b), and will take reasonable steps to inform its respective Representatives that are aware of Confidential Information of such obligation. Notwithstanding the foregoing, if any Seller or its Representatives is requested or legally required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, regulatory request or similar process by any Governmental Authority or by Law, including of any securities association, stock exchange or national securities quotation system on which a party’s securities are traded) to disclose any Confidential Information, or any of the facts or any information relating to this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby, such Seller shall, and shall cause its Representatives to, provide Purchaser with prompt written notice of the existence, terms and circumstances surrounding such request or requirement (to the extent permitted by applicable Law) so that Purchaser, in its sole discretion and at its sole cost and expense, may seek an appropriate protective order or other appropriate remedy and/or waive compliance herewith. If, in the absence of such protective order or other remedy and/or receipt of a waiver by Purchaser, such Seller or its Representative is nonetheless legally required to disclose Confidential Information, such Seller or its Representative may furnish, without any liability hereunder, only that portion of the Confidential Information which it is advised by its counsel is legally required to be disclosed; provided, that such Seller and its Representatives exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information. Sellers’ Representative shall promptly notify Purchaser upon the occurrence of any loss or unauthorized disclosure or other breach of which it is aware with respect to any Confidential Information and use commercially reasonable efforts to retrieve the lost or wrongfully disclosed Confidential Information and shall cooperate fully with Purchaser in protecting and enforcing its proprietary rights in the same.

(c) The parties mutually agree this Section 6.7 is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Business and Company, and to prevent any unfair advantage conferred on any party and their respective successors, and constitutes a material inducement of Purchaser to enter into this Agreement and consummate the transactions contemplated herein. If any covenant contained in this Section 6.7 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.7 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(d) If any Seller breaches any of the provisions of this Section 6.7, Purchaser shall have, in addition to, and not in lieu of, any other rights and remedies available to Purchaser under law or in equity, the right to have such provision specifically enforced by any court having jurisdiction, without the necessity of posting bond, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Purchaser and that money damages may not provide an adequate remedy to Purchaser.

Section 6.8 Misdirected Payments and Disbursements. Each party shall provide notice to the other parties hereto as soon as commercially practicable after the date it receives any refund or other amount which is an asset, receivable or property, after the Closing Date, to the extent that such refund or amount relates to a business or asset of the other party or any of the other party’s Affiliates, or is otherwise due and owing to the other party or any of its Affiliates in accordance with the transactions contemplated hereunder (a “Misdirected Payment”). The party receiving the Misdirected Payment shall promptly convey or remit such payment to the other party. In addition, each party shall provide notice, including reasonable detail, to the other parties hereto (each a “Reimbursing Party”) as soon as commercially practicable following the date such party pays any amount, after the Closing Date, to the extent that such amount was a liability of the Reimbursing Party, the other party’s business or any of the other party’s Affiliates (a “Misdirected Disbursement”). To the extent the Reimbursing Party provides its consent (which consent may not be unreasonably delayed, conditioned or withheld) to such payment of a Misdirected Disbursement, the Reimbursing Party shall promptly reimburse such Misdirected Disbursement to the other party which made the payment on the Reimbursing Party’s behalf.

Section 6.9 Non-Disparagement. During the period commencing on the Closing Date and ending on the date that is five (5) years following the Closing Date, each Seller and its Affiliates, on the one hand, and Company, Purchaser and its Affiliates, on the other hand, shall not, and shall cause its Affiliates not to, as applicable: directly or indirectly, (A) make any negative statement or communication regarding any Seller, Purchaser, Company or any of their respective Affiliates or employees with the intent to harm any such Person or (B) make any derogatory or disparaging statement or communication regarding any Seller, Purchaser, Company or any of their respective Affiliates or employees.

Section 6.10 Insurance.

(a) Following the Closing, Sellers shall continue to be responsible for all self-funded outstanding liabilities relating to any Employee Benefit Plan incurred prior to the Closing Date, and Company’s and the Business’s loss experience under any of the Insurance Policies, including (i) all obligations relating to the employees of Company thereunder (including those associated with workers compensation) and to any automobile liability, (ii) all obligations with respect to both known and incurred but not yet reported claims thereunder, and (iii) all retention amounts thereunder.

(b) Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation by Company now existing in favor of each Person who is now, or has been at any time prior to the Closing Date, an officer or director of Company, as provided in the charter or bylaws of Company, in each case as in effect on the Closing Date, or pursuant to any other agreements in effect on the Closing Date, will survive the Closing Date and will continue in full force and effect in accordance with their respective terms. Company will, and Purchaser will cause Company to (i) maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by Company immediately prior to the Closing Date (provided that Company may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of Company when compared to the insurance maintained by Company as of the Closing Date), or (ii) obtains as of the Closing Date “Tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of Company when compared to the insurance maintained by Company as of the Closing Date, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). The obligations of Purchaser and Company under this Section 6.10(b) will not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.10(b) applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.10(b) applies will be third-party beneficiaries of this Section 6.10(b), each of whom may enforce the provisions of this Section 6.10(b)). In the event Purchaser, Company or any of their respective successors or assigns (x) consolidates with or mergers into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (y) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision will be made so that the successors and assigns of Purchaser or Company, as the case may be, will assume all of the obligations set forth in this Section 6.10(b).

Section 6.11 Employees; Benefit Plans.

(a) During the period commencing at the Closing and ending on the date that is twelve (12) months from the Closing (or if earlier, the date of the employee’s termination of employment with Company), Purchaser will, and will cause company to, provide each Business Employee employed immediately after the Closing (“Company Continuing

Employee”) with (i) base salary or hourly wages that are no less than the base salary or hourly wages provided by Company immediately prior to Closing; provided that nothing in this clause (i) shall prevent Purchaser or Company from modifying or amending the compensation structure for any Company Continuing Employee paid based on performance as a result of the declining performance of such employee, (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by Company immediately prior to Closing, and (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by Company immediately prior to Closing, in each case for clauses (i) through (iii) to the extent disclosed to Purchaser in the Disclosure Schedule.

(b) With respect to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) maintained by Purchaser or its subsidiaries (collectively, “Purchaser Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Purchaser will use commercially reasonable efforts to, or will use commercially reasonable efforts to cause Company to, recognize all service of the Company Continuing Employees with Company as if such service were with Purchaser, for vesting and eligibility purposes in any Purchaser Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing; provided, however, such service will not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Employee Benefit Plan.

(c) This Section 6.11 will be binding upon and insure solely to the benefit of each of the parties of this Agreement, and nothing in this Section 6.11, express or implied, will confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.11. Nothing contained herein, express or implied, will be construed to establish, amend or modify any Employee Benefit Plan. The parties hereto acknowledge and agree that the terms set forth in this Section 6.11 will not create any right in any employee of Company or any other Person to any continued employment with Company, Purchaser or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.12 R&W Insurance Policy. During the term of the R&W Insurance Policy, Purchaser will (and will cause its Affiliates to) cause the R&W Insurance Policy to remain in full force and effect, including (a) complying with and maintaining the R&W Insurance Policy in full force and effect, (b) paying when due all premiums, commissions, fees, costs and Taxes payable thereunder and (c) satisfying on a timely basis all conditions necessary for the issuance of or continuance of coverage under the R&W Insurance Policy. Purchaser will use best efforts to ensure the R&W Insurance Policy expressly provides that the insurer of the R&W Insurance Policy (the “R&W Insurer”) irrevocably waives all subrogation, contribution and similar rights, and will not pursue any claim against any Seller or any of their Affiliates, or any of their respective former, current and future direct or indirect representatives, employees, officers, directors, financing sources, management companies, partners, members, equity holders, controlling or controlled persons, successors or assigns of any of the foregoing (collectively, the “Seller Related Parties”) other than in the case of Fraud (and only then with respect to the Seller Related Party committing such Fraud) and (ii) each of the Seller Related Parties are third-party beneficiaries of the R&W Insurer’s promise to not pursue any claim against the Seller Related Parties. Purchaser and its Affiliates will not terminate, cancel, amend, waive or otherwise modify the limitations on subrogation against the Seller Related Parties, the third party beneficiary language or the amendment provisions contained in the R&W Insurance Policy or otherwise amend the R&W Insurance Policy in such a manner that would increase the potential financial liability of the Seller Related Parties in connection with this Agreement prior to, at or at any time after the Closing, in each case, without Sellers’ Representative’s prior written consent. The provisions of this Section 6.12 are intended to be for the benefit of, and enforceable by, each of the Seller Related Parties and such Seller Related Parties’ estates, heirs, representatives, successors and assigns.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

Section 7.1 Survival.

(a) The representations and warranties of the parties set forth in this Agreement (other than the Fundamental Representations), and in any certificate delivered in connection with this Agreement, shall terminate effective immediately as of the Closing, such that no claim for breach of any representation or warranty (other than the Fundamental Representations) may be brought against any party after the Closing; provided that the parties specifically and unambiguously intend that the foregoing shall not apply with respect to the R&W Insurance Policy and claims made thereunder, which shall, in all instances, be governed by the terms of the R&W Insurance Policy, except with respect to the Fundamental Representations. Each of the Fundamental Representations shall survive for six (6) years following the Closing Date. Each covenant of Sellers or Purchaser requiring performance, whether in whole or in part, after the Closing (collectively, the “Post-Closing Covenants”), shall, in each case, survive for six (6) months after the date that such Post-Closing Covenant has been completed or expired or as otherwise expressly set forth with respect to such Post-Closing Covenant. Nothing in this Section 7.1 shall be deemed to limit any rights or remedies of any Person (a) for breach of any such surviving covenant or agreement or (b) in the case of Fraud.

(b) No Third Party Claim or direct claim may be asserted or brought against any party under this Article VII after the applicable survival date set forth in Section 7.1(a); provided that any such Third Party Claims or direct claims asserted by a Notice of Claim prior to the end of the applicable survival period set forth in Section 7.1(a) may be prosecuted until their conclusion by settlement or by final, non-appealable judgment, in each case which may be after the end of the applicable survival period set forth in Section 7.1(a). The parties further acknowledge and agree that the time periods set forth in this Section 7.1 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. Nothing in this Section 7.1 shall limit the right of Purchaser to make claims under the R&W Insurance Policy in accordance with the terms thereof.

Section 7.2 Indemnification by Sellers.

(a) From and after the Closing, each Seller shall defend and hold harmless Purchaser, its Affiliates (including, following the Closing, Company), and each of their respective equityholders, partners, members, managers, officers, directors, employees, attorneys, agents and representatives (collectively, the “Purchaser Indemnified Group”), from and against any and all Losses (including Third Party Claims) which arise out of, or are attributable to, the following (collectively, “Purchaser Claims”):

(i) jointly and severally, with respect to any breach of (or any allegation of a third party that, if true, would be a breach of) any Company Fundamental Representation;

(ii) severally, with respect to any breach of (or any allegation of a third party that, if true, would be a breach of) any Seller Fundamental Representation by such Seller;

(iii) severally, with respect to any breach of any Post-Closing Covenant by such Seller;

(iv) jointly and severally, with respect to (A) all Pre-Closing Taxes or (B) all Taxes for which Company is liable as a result of having been a member of an affiliated, consolidated, combined, unitary or other similar Tax group prior to Closing (including pursuant to Treasury Regulations Section 1.1502-6 or a similar provision of state, local, non-U.S. or other Tax Law); and

(v) jointly and severally, with respect to the matters identified on Schedule 7.2(a)(v).

(b) Except in the case of Fraud, the maximum aggregate liability of Sellers under Section 7.2(a) shall not exceed an aggregate amount equal to the Final Purchase Price.

Section 7.3 Indemnification by Purchaser.

(a) From and after the Closing, Purchaser shall indemnify, defend and hold harmless Sellers, their Affiliates, and each of their respective equityholders, partners, members, managers, officers, directors, employees, attorneys, agents and representatives (collectively, the “Seller Indemnified Group”), from and against any and all Losses (including Third Party Claims) which arise out of, or are attributable to, the following (collectively, “Seller Claims”):

(i) any breach of (or any allegation of a third party that, if true, would be a breach of) any Purchaser Fundamental Representation; and

(ii) any breach of any Post-Closing Covenant by Purchaser.

(b) Except in the case of Fraud, the maximum aggregate liability of Purchaser for indemnification under Section 7.3(a) shall not exceed an amount equal to the Final Purchase Price.

Section 7.4 Materiality. For purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a Purchaser Claim or a Seller Claim hereunder, each representation and warranty in this Agreement (other than the first sentence of Section 4.11) shall be read without regard and without giving effect to the term(s) “material”, “Material Adverse Effect” or any similar qualifier, as if such words and surrounding related words (e.g., “reasonably be expected to” and similar restrictions and qualifiers) were deleted from such representation and warranty.

Section 7.5 Claims Procedures.

(a) Each Person entitled to be indemnified under this Article VII (each, an “Indemnitee”) agrees that after it becomes aware of facts that would reasonably be likely to give rise to a claim by it for indemnification pursuant to this Article VII, such Indemnitee must assert its claim for indemnification under this Article VII prior to the expiration of the applicable survival period set forth in Section 7.1 by providing a written notice (a “Notice of Claim”) to the Person allegedly required to provide indemnification protection under this Article VII (each, an “Indemnitor”) specifying, in reasonable detail, the nature and basis for such claim. Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a Notice of Claim will not relieve the Indemnitor from liability hereunder with respect to such claim, except in the event and only to the extent that the Indemnitor is prejudiced by such failure or delay.

(b) With respect to any claim for indemnifiable Losses that does not involve a Third Party Claim, the Indemnitor shall have thirty (30) calendar days from its receipt of the Notice of Claim to dispute the claim and provide a written explanation for its position and supporting documentation. In the event that the Indemnitor disputes a Notice of Claim for such a claim, the parties, including appropriate management representatives, shall promptly seek to negotiate a resolution in good faith. If the parties are unable to resolve the dispute within thirty (30) calendar days after the Indemnitor first receives the Notice of Claim for such claim, then the Indemnitee may seek any remedy available to it under this Agreement.

(c) At the reasonable request of the Indemnitor, the Indemnitee shall grant the Indemnitor and its Representatives reasonable access to the books, records, employees (including for conferences, discovery and proceedings as may be reasonably requested) and properties of the Indemnitee and its Affiliates to the extent reasonably related to the claim set forth in the Notice of Claim.

(d) Except as otherwise provided in this Section 7.5, the Indemnitor may elect to defend, in good faith and at its expense, any claim or demand set forth in a Notice of Claim relating to a Third Party Claim. The Indemnitee, at its expense, may participate in the defense of any such Third Party Claim with counsel of its choosing; provided that, notwithstanding the foregoing, the Indemnitor shall pay the reasonable costs and expenses of the Indemnitee’s participation in such defense (including reasonable attorneys’ fees and expenses) if (i) the Indemnitor consents in writing to paying such costs and expenses, (ii) the use of counsel chosen by the Indemnitor to represent the Indemnitee would, based on the good faith advice of such Indemnitee’s outside counsel, present such counsel with a conflict of interest, (iii) the named parties to such Third Party Claim include both the Indemnitee and the Indemnitor and (A) the Indemnitee shall have reasonably concluded that there are or may be defenses available to such Indemnitee that are different from or additional to those available to the Indemnitor, or (B) the Indemnitee’s outside counsel shall have reasonably concluded it would be inappropriate under applicable standards of professional conduct to have common counsel for the Indemnitee and the Indemnitor due to actual or potential differing interests between the Indemnitor and such Indemnitee, or (iv) the Indemnitor fails to assume such defense or engage counsel reasonably satisfactory to the Indemnitee, in each case, in a timely manner. Within thirty (30) calendar days after receipt of a Notice of Claim, the Indemnitor must notify the Indemnitee in writing as to whether the Indemnitor is proceeding with the defense of the Third Party Claim. If the Indemnitor does not so notify the Indemnitee that the Indemnitor is proceeding with the defense of the Third Party Claim that relates to any Losses indemnified against hereunder or the Indemnitor refuses or is refusing to defend such Third Party Claim, the Indemnitee may elect to undertake its defense, and the Indemnitor shall, after receipt of evidence thereof, reimburse the Indemnitee for all reasonable attorneys’ fees and costs incurred in connection with such defense. If the Indemnitor has assumed the defense of a Third Party Claim pursuant to this Section 7.5(d), it will (x) keep the Indemnitee advised of the status of such Third Party Claim and the defense thereof on a reasonably current basis, (y) reasonably consult with the Indemnitee with respect to the defense and settlement thereof, and (z) consider in good faith the recommendations made by the Indemnitee with respect thereto. Without the prior written consent of the Indemnitee, the Indemnitor will not enter into any settlement or compromise or take any corrective or remedial action or enter into any agreed judgement or consent decree, in each case, of any Third Party Claim unless (i) the settlement includes a release of the Indemnitee and its group (i.e., the Seller Indemnified Group or the Purchaser Indemnified Group, as the case may be) with respect to the Third Party Claim, (ii) as a result of such settlement, no injunctive or other equitable relief would be imposed against the Indemnitee or any member of its group and (iii) the Indemnitor shall bear any and all costs and expenses with respect to such settlement. Notwithstanding anything contained herein to the contrary, the Indemnitor will not be permitted to settle, compromise, take any corrective or remedial action, or enter into an agreed judgment or consent decree, in each case, with respect to any Third Party Claim that subjects the Indemnitee to any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnitee or imposes any continuing obligation on, or requires any payment from the Indemnitee. Notwithstanding the foregoing, the Indemnitor will not be entitled to control the defense of any Third Party Claim if such control or defense (i) would lead to a conflict between the Indemnitee and the Indemnitor or (ii) (A) such Third Party Claim is for equitable or injunctive relief or any claim that would impose criminal liability or criminal damages, or (B) the claim alleges Losses in excess (other than a de minimis amount) of the Indemnitor’s maximum indemnification obligations under this Agreement, and, in the case of each of the foregoing, the Indemnitor shall, after receipt of evidence thereof, reimburse the Indemnitee for all reasonable attorneys’ fees and costs incurred in connection with such defense.

(e) The party defending the Third Party Claim will consult with the other party throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, trial, appeal or other resolution of the Third Party Claim. The parties will cooperate in the defense of the Third Party Claim, including, if requested by a party, contesting any Third Party Claim that a party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross-complaint against any Person. The Indemnitor will reimburse the Indemnitee for any reasonable expenses incurred by the Indemnitee in cooperating with or acting at the request of the Indemnitor.

Section 7.6 Payment. Subject to Section 8.10 and Section 8.11, if an Indemnitor is required to make an indemnity payment under this Agreement, such Indemnitor shall pay the Indemnitee the amount so determined in cash by wire transfer of immediately available funds within five (5) Business Days following an agreement between such Indemnitor and Indemnitee or other final determination that an indemnity amount is payable (which in the case of litigation which is not settled pursuant to mutual agreement of the parties shall be the final order of a court of competent jurisdiction from which no appeal can be taken or the time for appeal from which has run).

Section 7.7 Exclusive Remedy. Following the Closing, except in the case of Fraud or as provided in Section 8.10 and Section 8.11, the right of each Indemnitee to assert indemnification claims and receive indemnity payments under this Agreement shall be the sole and exclusive right and remedy exercisable by such Indemnitee with respect to any Loss or other claims arising out of this Agreement, or related in any way to this Agreement or the transactions contemplated hereby. No Indemnitee shall have any other remedy (statutory, common law or otherwise) against an Indemnitor with respect thereto, all such other remedies hereby being waived. Notwithstanding the foregoing, nothing in this Section 7.7 shall preclude any party from pursuing (1) specific performance or other equitable relief relating to the performance of Post-Closing Covenants, agreements or other post-Closing obligations pursuant to, and subject to the terms and conditions of, Section 8.11 or (2) any claims arising from any other agreement, instrument or document delivered in connection with the transactions contemplated hereby.

Section 7.8 Purchase Price Adjustment. Any indemnity payment made pursuant to this Article VII shall be treated as an adjustment to the Final Purchase Price for applicable federal, state, local and foreign Tax purposes, to the extent permitted by applicable Law.

Section 7.9 Mitigation.

(a) An Indemnitee shall use commercially reasonable efforts to mitigate any Losses subject to indemnification hereunder.

(b) The amount of any Loss subject to indemnification hereunder will be reduced to the extent of any insurance proceeds or other payments actually received from an insurer or other third party with respect to such Loss, net of all out-of-pocket costs of recovery (including any reasonable and documented out-of-pocket expenses paid in connection with such recovery). The Indemnitee will use its commercially reasonable efforts to recover from any available insurance policies for any Losses prior to seeking indemnification under this Agreement.

(c) The amount of any Loss subject to indemnification hereunder will be reduced to the extent that the Indemnitee received an express increase (in the case of Purchaser) or decrease (in the case of Sellers) in the Purchase Price from the reflection of such matter in the calculation of the adjustment to the Purchase Price, if any, as finally determined pursuant to Section 2.6, including if such Loss (or any part of any such Loss) is included in the calculation of Adjusted Net Working Capital or Closing Date Indebtedness hereunder.

(d) In no event will any Indemnitor be liable to any Indemnitee for any punitive damages.

Section 7.10 Order of Recovery. Purchaser agrees (on behalf of itself and each other member of the Purchaser Indemnified Group) that the members of the Purchaser Indemnified Group shall, with respect to claims under Section 7.2(a)(i), Section 7.2(a)(ii), and/or Section 7.2(a)(iv): (i) first, to the extent the Losses are covered under the R&W Insurance Policy, use commercially reasonable efforts to obtain recovery in respect of such Losses against the R&W Insurance Policy until the remaining limits thereunder have been exhausted or Purchaser, and (ii) second, solely to the extent such Losses exceed the remaining limits thereunder, seek recovery against Sellers (subject, in all instances, to the limitations set forth in this Article VII); provided, however, that the foregoing restrictions shall not apply in the case of Fraud. Notwithstanding anything in this Agreement to the contrary, Purchaser agrees (on behalf of itself and each other member of the Purchaser Indemnified Group) that its and their sole and exclusive remedy for breaches of the representations and warranties of Sellers and Company set forth in Article III and Article IV (other than the Company Fundamental Representations and Seller Fundamental Representations) is the R&W Insurance Policy, except in the case of Fraud.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendments; No Waivers.

(a) Any provision of this Agreement (including the Disclosure Schedule and the Exhibits hereto) may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Sellers’ Representative and Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law or in equity.

Section 8.2 Notices. All notices, consents, requests, demands or other communications required or permitted hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered U.S. mail, a reliable overnight delivery service or e-mail, charges prepaid (as applicable), to the appropriate address(es) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible Person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service; or (ii) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate e-mail address on a specified date, if sent by e-mail. All such communications shall be sent to the following addresses, or to such other addresses as any party may inform the others by giving five (5) Business Days’ prior written notice pursuant to this Section 8.2:

(a) if to Purchaser:

Kewaunee Scientific Corporation

2700 West Front Street

Statesville, NC 28677

Attention:   Thomas D. Hull III; Donald T. Gardner III

Email:    tomhull@kewaunee.com; dongardner@kewaunee.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP

70 W. Madison Street, Suite 3100

Chicago, IL 60602

Attention:   Brent E. Williams

Email:    brent.williams@klgates.com

and

K&L Gates LLP

210 Sixth Avenue

Pittsburgh, PA 15222

Attention:   Jeffrey W. Acre

Email:    jeffrey.acre@klgates.com

(b) if to Sellers or Sellers’ Representative:

William F. Peters

[***]

Email: [***]

with a copy (which shall not constitute notice) to:

Fredrikson & Byron P.A.

200 S 6th Street, Suite 4000

Minneapolis, MN 55402

Attention:   Brian Kensicki

Email:    bkensicki@fredlaw.com

Section 8.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations pursuant to this Agreement without the prior written consent of the other parties; provided, however, that Purchaser and its Affiliates may, without such consent, assign its rights and obligations hereunder, in whole or in part (a) to any one or more of its Affiliates (each, a “Purchaser Assignee”), (b) to any of its or any Purchaser Assignee’s lenders as collateral security, and (c) to any Person that acquires or is otherwise a successor in interest to all or any portion of the Business; provided, further, that no such assignment shall relieve Purchaser of its obligations hereunder.

Section 8.4 Governing Law. This Agreement, and any and all claims arising directly or indirectly out of or concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to the principles of conflicts of Laws).

Section 8.5 Consent to Jurisdiction.

(a) Except as provided in Section 2.6, each of the parties: (i) submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware; or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts”), for itself and with respect to its property in the event that any dispute arises out of this Agreement or any of the transactions contemplated hereby; (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; and (iii) agrees that, except in connection with any Action brought against a party in another jurisdiction by an independent third Person, it shall not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment. For the avoidance of doubt, any claims subject to Section 2.6 shall be finally and conclusively determined in accordance with such Section.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (III) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5(b).

Section 8.6 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (which may be delivered by electronic transmission via DocuSign or similar format or by e-mail delivery in .pdf or similar format), each of which together shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 8.7 Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede, cancel and annul all prior agreements, negotiations, correspondence, undertakings, understandings, statements, representations, discussions and any other communications of the parties, whether oral or written, with respect to the subject matter hereof and thereof.

Section 8.8 Third-Party Beneficiaries. Except as set forth in Article VII, this Agreement is for the sole benefit of the parties and their successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder.

Section 8.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and in a manner so as to as closely as possible provide the parties with the intended benefits, net of the intended burdens, set forth in any such invalid, void or unenforceable provision.

Section 8.10 Specific Performance. The parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled under this Agreement. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance or other equitable relief on any basis, including the basis that any other party has an adequate remedy at Law or that any award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at Law or in equity. Any party seeking: (i) an injunction or injunctions to prevent breaches of this Agreement; (ii) to enforce specifically the terms and provisions of this Agreement; or (iii) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.

Section 8.11 Setoff. If an obligation or indemnity amount is payable by any Seller to Purchaser pursuant to this Agreement, Purchaser shall be entitled to offset, setoff or recoup such amount from any obligation of Purchaser to such Seller, including any interest or principal or any other sums that are due, or may become due, pursuant to a Subordinated Promissory Note, as applicable (collectively, a “Setoff Right”). Notwithstanding the foregoing, Purchaser may only exercise the Setoff Right if (a) the obligation or indemnity amount payable by such Seller is more than twenty (20) Business Days past due, and (b) Purchaser notifies Seller in writing that it is exercising its Setoff Right.

Section 8.12 Disclosure Schedule. The disclosures in the Disclosure Schedule are to be taken as relating to the representations and warranties set forth in Article III and Article IV to the extent the applicability of such disclosure is reasonably apparent on its face, notwithstanding the fact that the Disclosure Schedule is arranged by sections corresponding to the sections in this Agreement or that a particular section of this Agreement makes reference to a specific section of the Disclosure Schedule. The inclusion of information in the Disclosure Schedule shall not, in and of itself, be construed as, and shall not, in and of itself, constitute, an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed, in and of itself, as or constitute, in and of itself, an admission or agreement that such information is material to Sellers or Company. In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount, in and of itself, or the inclusion of any such item, in and of itself, in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Person shall use the fact of setting forth, in and of itself, or the inclusion, in and of itself, of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement. In disclosing the information on the Disclosure Schedule, Sellers and Company do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 8.13 Construction.

(a) The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. The contents of the Disclosure Schedule and each of the Exhibits, schedules and annexes attached hereto and thereto form an integral part of this Agreement and any reference to “this Agreement” shall be deemed to include the Disclosure Schedule and each such Exhibit, schedule and annex. As used in this Agreement: (i) the term “including” means “including, without limitation;” (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (iii) the words “hereof,” “herein,” and “herewith” and words of similar import shall, unless the context otherwise requires, refer to this Agreement as a whole (including the Disclosure Schedule and the Exhibits, schedules and annexes hereto and thereto) and not to any particular provision of this Agreement, and all references to the preamble, recitals, Sections, Articles, Exhibits or Disclosure Schedule are to the preamble, recitals, Sections, Articles, Exhibits or Disclosure Schedule of, or to, this Agreement; (iv) the word “or” shall not be exclusive; (v) Purchaser and Sellers shall be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires); (vi) all references to “$” or dollars shall refer to U.S. dollars, unless otherwise specified; (vii) any reference to any federal, state, local or non-U.S. statute or other Law shall be deemed also to refer to all rules and regulations promulgated thereunder and amendments thereto; (viii) when calculating the number of days before which, within which or following which, any act is to be done or step is to be taken pursuant to this Agreement, the date from which such period is to be calculated shall be excluded from such count; provided, however, that, if the last calendar day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ix) the measure of a period of one month or year for the purposes of this Agreement shall be the date of the following month or year corresponding to the starting date; provided, however, that, if no corresponding date exists, then the end date of such period being measured shall be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1); provided further, that, if the last calendar day of such period is a non-Business Day, then the period in question shall end on the next succeeding Business Day; and (x) for the purposes of this Agreement, references to the term “delivered by Sellers,” “delivered by Company,” “delivered to Purchaser,” “furnished to Purchaser,” “made available to Purchaser” or similar expressions shall mean that Sellers or Company has: (A) posted such materials to the VDR, in a manner that enables viewing of such materials by Purchaser or its Representatives no later than 12:00 p.m. Central time on the third (3rd) Business Day prior to the Closing Date; or (B) set forth a copy of such materials in the Disclosure Schedule.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 8.14 Sellers’ Representative.

(a) Sellers hereby irrevocably make, constitute and appoint William F. Peters as their representative, agent and attorney-in-fact for Sellers (the “Sellers’ Representative”) and authorize, empower and grant to Sellers’ Representative full power of substitution and authority to take or omit to take any and all actions required or permitted to be taken by any of them pursuant to or in connection with this Agreement and any of the Transaction Documents, including the right to execute Transaction Documents, the right to amend, modify or waive any term or provision of this Agreement, and any of the Transaction Documents, the right to issue or determine not to issue any consent or notice required or permitted hereunder or thereunder; the right to make or defend any indemnification claim, the right to initiate, settle and/or compromise any dispute arising hereunder or thereunder, and the right to take any and all other related action on behalf of Sellers hereunder and thereunder, whether before or after the Closing, which Sellers’ Representative deems necessary or appropriate in connection with this Agreement or any of the Transaction Documents and the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, any and all actions or omissions set forth and made in compliance with this Section 8.14 by Seller’s Representative shall be binding on each Seller and shall constitute the authorization of each Seller.

(b) This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of any Seller or by operation of law, whether by the death or incapacity of any Seller or by the occurrence of any other event. Each Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by Sellers’ Representative pursuant to this Agreement or any of the Transaction Documents. Sellers agree that Sellers’ Representative shall have no obligation or liability to any Seller for any action or omission taken or omitted by Sellers’ Representative in good faith hereunder, and Sellers shall indemnify and hold Sellers’ Representative harmless from and against any and all Losses which Sellers’ Representative may sustain as a result of any such action or omission by Sellers’ Representative hereunder.

(c) In the event that Sellers’ Representative is unable to serve, Richard shall designate to Purchaser in writing a successor Sellers’ Representative. Any notice given by Purchaser to Sellers may be given through notice to Sellers’ Representative.

(d) Purchaser shall be fully protected in dealing with Sellers’ Representative under this Agreement and any of the Transaction Documents and may rely upon the authority of Sellers’ Representative to act as the agent of each Seller. Any payment by Purchaser to Sellers’ Representative under this Agreement shall be considered a payment by Purchaser to each Seller. Purchaser shall be entitled to rely upon any document or other paper delivered by Sellers’ Representative as genuine and correct and having been duly signed or sent by Sellers’ Representative, and Purchaser shall not be liable to any Seller for any action taken or omitted to be taken in such reliance.

(e) Sellers’ Representative may engage attorneys, accountants, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as Sellers’ Representative may deem necessary or desirable and incur other out-of-pocket expenses related to performing its services hereunder. Sellers’ Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by Sellers’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith.

Section 8.15 Conflict Waiver; Attorney-Client Privilege.

(a) Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates that:

(i) Fredrikson & Byron P.A. (the “Seller Group Law Firm”) has acted as counsel to Sellers and their Affiliates (not including the Company) (collectively, the “Seller Group”) and Company, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Purchaser agrees, and will cause Company to agree, that, following the consummation of the transactions contemplated hereby, such representation and any prior representation of Company by the Seller Group Law Firm will not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer, or employee of the Seller Group, in connection with any litigation, claim, or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii) Purchaser will not, and will cause Company not to, seek or have Seller Group Law Firm disqualified from any such representation based on the prior representation of Company by Seller Group Law Firm. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties will cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 8.15 will not be deemed exclusive of any other rights to which Seller Group Law Firm is entitled whether pursuant to law, contract, or otherwise.

(b) All communications prior to the Closing between the Seller Group or Company, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) will be deemed to be attorney-client privileged and the expectation of client confidence relating thereto will survive Closing. From and after the Closing, (i) the Seller Group (and not Purchaser or Company) will be the sole holders of the attorney-client privilege with respect to such engagement, and none of Purchaser or Company will be a holder thereof, and (ii) Seller Group Law Firm will have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Purchaser or Company by reason of any attorney-client relationship between Seller Group Law Firm and Company. Notwithstanding the foregoing, in the event that after Closing a dispute arising between Purchaser or Affiliates (including Company), on the one hand, and a third party other than any of the Seller Group, on the other hand, Purchaser and its Affiliates (including

Company) may assert the attorney-client privilege to prevent disclosure of confidential information to such third party; provided, however, that neither Purchaser nor any of its Affiliates (including Company) may waive such privilege without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Purchaser or any of its Affiliates (including Company) is legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Purchaser’s counsel, then Purchaser shall immediately notify Sellers’ Representative in writing so that Seller can seek a protective order. In furtherance of the foregoing, each of the parties agrees that no waiver is intended by failing to remove all Privileged Communications from Company’s files and computer systems. Purchaser agrees that after Closing, none of Purchaser, Company, or their Affiliates will (A) access or review the Privileged Communications in connection with any action, litigation, claim, or dispute against or involving the Seller Group or (B) use or assert the Privileged Communications against the Seller Group in any action, litigation, claim, or dispute against or involving the Seller Group.

[Signature page follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed by its authorized signatory as of the date first written above.

KEWAUNEE SCIENTIFIC CORPORATION

By:	/s/ Thomas D. Hull III
Name:	Thomas D. Hull III
Title:	President and Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

NU AIRE, INC.

By:	/s/ William F. Peters
Name: William F. Peters
Title: President

[Signature Page to Securities Purchase Agreement]

/s/ Richard A. Peters
Richard A. Peters, individually

/s/ William F. Peters
William F. Peters, individually

SELLERS’ REPRESENTATIVE

/s/ William F. Peters
William F. Peters, individually

RITA PETERS REVOCABLE TRUST

By:	/s/ Rita Peters
Name:	Rita Peters
Title:	Trustee

RICHARD A. PETERS IRREVOCABLE TRUST DATED MAY 18, 2020

By:	/s/ William F. Peters
Name:	William F. Peters
Title:	Trustee

RICHARD A. PETERS REVOCABLE TRUST

By:	/s/ Richard A. Peters
Name:	Richard A. Peters
Title:	Trustee

[Signature Page to Securities Purchase Agreement]

KARAN A. PETERS REVOCABLE TRUST

By:	/s/ Karan A. Peters
Name:	Karan A. Peters
Title:	Trustee

WILLIAM F. PETERS 2023 IRREVOCABLE TRUST DATED DECEMBER 20, 2023

By:	/s/ Colleen Krall
Name:	Colleen Krall, formerly Colleen Peters
Title:	Trustee

WILLIAM F. PETERS REVOCABLE TRUST

By:	/s/ William F. Peters
Name:	William F. Peters
Title:	Trustee

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

Securities

A-1

EXHIBIT B

Illustrative Calculation of Adjusted Net Working Capital

B-1

EXHIBIT C

Form of Escrow Agreement

C-1

EXHIBIT D - 1

Form of Subordinated Promissory Note

D-1

EXHIBIT D - 2

Subordinated Promissory Note Amounts

D-2

EXHIBIT E

Form of Employment Agreement with William F. Peters

E-1

EXHIBIT F

Form of Retention Agreement

F-1